Exhibit 2.1
Roll of Deeds No. 115/2011/C
RECORDED
in Frankfurt am Main on February 25, 2011
Before me, the undersigned civil law notary in the district of the Court of Frankfurt am Main
WOLFGANG COUTANDIN-GERISCHER
with offices at Rossmarkt 14, 60311 Frankfurt am Main,
appeared on this day in the premises of Hogan Lovells International LLP, Untermainanlage 1, 60329 Frankfurt am Main:
1.
Mr. Karl Peter Simon, born on November 01, 1955, having his business address at Eberhard-Bauer-Straße 36-60, 73734 Esslingen am Neckar, presenting his valid identity card, acting not in his own name but in the name and on behalf of

Danfoss Bauer GmbH registered with the commercial register of the local court of Stuttgart under HRB 213759, Eberhard-Bauer-Str. 36-60, 73734 Esslingen am Neckar,
“Seller”,
as its sole managing director.

The civil law notary herewith certifies after today’s inspection of the electronical commercial register under HRB-No. 213759 at the Local Court at Stuttgart that Mr. Karl Peter Simon as Managing Director is solely authorized to represent and act legally for and on behalf of Danfoss Bauer GmbH.

2.	Mr. Niels Bjerregaard, born on October 13, 1974, having his business address at Nordborgvej 81, DK-6430 Nordborg, presenting his valid passport,
3.	Mr. Thomas Christoffer Bobzin, born on February 8, 1973, having his business address at Nordborgvej 81, DK-6430 Nordborg, presenting his valid passport, each acting not in their own name but in the name and on behalf of
Danfoss A/S, a corporation organized and existing under the laws of Denmark, registered in the Erhvervs- og Selskabsstyrelsen under CVR-no. 20165715, Nordborgvej 81, DK-6430 Nordborg
“Seller’s Parent”,
authorized by notarized power of attorney dated February 8, 2011, a certified copy of which is attached hereto,
4.	Dr. Daniel Weiß, born on September 30, 1976, having his business address c/o Hogan Lovells International LLP, Alstertor 21, 20095 Hamburg, presenting his valid identity card,

acting not in his own name but in the name and on behalf of
Danfoss GmbH, registered with the commercial register of the local court of Offenbach, HRB 41812, Carl-Legien-Straße 8, 63073 Offenbach
authorized by power of attorney dated February 11, 2011, a certified copy of which is attached hereto,

hereinafter referred to as “DANFOSS GMBH”, which until accession by it to this Agreement pursuant to clause 24.1 and 9.3 (f) shall become a party to this Agreement only for the purposes of clauses 11.6 and 11.8.

on the one hand
and
5.
Mr. Karsten Kühnle, born on May 19, 1973, having his business address at Stephanstraße 15, 60313 Frankfurt am Main, personally known to the civil law notary, acting not in his own name but in the name and on behalf of

a)
Blitz S11-131 GmbH, Stuttgart, registered with the commercial register of the local court of Stuttgart under HRB 736269,
“Purchaser”
authorized by notarized power of attorney dated February 23, 2011, a certified copy of the power of attorney will be attached hereto.

b)
Altra Holdings, Inc., 300 Granite Street, Suite 201, Braintree, MA 02184, registered in Delaware, USA, with the I.R.S. Employer Identification No. 61-1478870,
“Purchaser’s Parent”,
authorized by notarized power of attorney dated February 18, 2011, a certified copy of the power of attorney is attached hereto.
on the other hand.
The Seller on the one side and the Purchaser on the other side are also referred to individually as “Sales Party” and collectively as “Sales Parties”.
The Seller Companies (as defined below) and the Seller’s Parent on the one side and the Purchaser Companies (as defined below) and the Purchaser’s Parent on the other side are also referred to individually as “Party” and collectively as “Parties”.
The persons appearing requested that this Protocol be recorded in the English language and stated that they were in sufficient command of the English language. The civil law notary, who himself is in sufficient command of the English language, verified that the persons appearing were, in fact, in such sufficient command of the English language. Advised by the civil law notary of their rights to have the assistance of a sworn interpreter and to have a certified translation attached to this Protocol, the persons appearing waived such rights.
Upon request by the civil law notary according to § 3 (1) no. 7 German Notarization Code (Beurkundungsgesetz) the persons appearing declared that neither they nor the companies they represent in this Protocol have been involved with the civil law notary and his office in this transaction.
The civil law notary advised that the personal data of the persons appearing will be stored at the civil law notary’s office by means of electronic data processing and will possibly be notified to third parties in connection with obligations of the civil law notary to inform third parties; the persons appearing agreed therewith.
The persons appeared approved any declaration made by Ms Viola Grimm in the Reference Deed of the civil law notary Wolfgang Coutandin-Gerischer, Roll of Deeds No. 114/Year 2011/C, dated February 23, 24 and 25, 2011. The persons appeared referred to such Reference Deed in accordance with Section 13a of the German Notarization Act and declared that its contents are fully known to them and shall be considered part of this protocol. The persons appeared furthermore waived their right to read out the Reference Deed and attach it to that deed.
Any attachment referred to in the following is contained in the Reference Deed if not expressly marked as attachment to this protocol.
Then the persons appearing requested the notarization of the following:

Table of Content

1. Sale and Purchase of the Business	11
2. Transfer of Title to Assets Sold	15
3. Sale and Assignment of Agreements	15
4. Assumption of Liabilities	16
5. Consent of Third Parties	17
6. Employees	17
7. Status of Annexes	21
8. Merger control, IT-Systems	21
9. Purchase Price, Closing	22
10. Management of the Business prior to Closing	30
11. Obligations after the Transfer Date	32
12. Guarantees	35
13. Procedure and Remedies for claims under the Guarantees	36
14. Tax Indemnity	38
15. Environmental Indemnity	39
16. Special Indemnities	41
18. Danfoss brand	44
19. Seller’s Registered Company Name	45
20. Confidentiality and Press Releases	45
21. Notices and Bank Accounts	46
22. Purchaser’s Parent Guarantee	47
23. Seller’s Parent obligations and Parent Guarantee	47
24. Accession/Local Sale and Transfer Agreements/Joint Liability	48
25. General limitation period and overall limitation of liability	49
26. Governing Law	50
27. Dispute Resolution	50
28. Miscellaneous	50

Table of Definitions

Actual Accounted IFRS Pension Accruals	shall have the meaning as defined under Clause 9.1(c)

Affiliate	shall have the meaning as defined in Sec. 15 et. seq. of the German Stock Companies Act (AktG)

Agreed Purchase Price	shall have the meaning as defined under Clause 9.1(a)

Agreement	shall have the meaning as defined in the Preamble

Assets Sold	shall have the meaning as defined under Clause 1.2

Assumed Accounted IFRS Pension Accruals	shall have the meaning as defined under Clause 9.1(c)

Assumed Liabilities	shall have the meaning as defined under Clause 4.1

Assumed Working Capital	shall have the meaning as defined under Clause 9.7(b)

Bank Business Day	shall have the meaning as defined under Clause 28.9

Basket Amount	shall have the meaning as defined under Clause 13.10

BGB	shall mean the German Civil Code (Bürgerliches Gesetzbuch)

Breach	shall have the meaning as defined under Clause 13.1

Business	shall have the meaning as defined in the Preamble

Business Days	shall have the meaning as defined under Clause 28.8

Business Employee	shall have the meaning as defined under Clause 6.1

Business Employees	shall have the meaning as defined under Clause 6.1

Cap	shall have the meaning as defined under Clause 13.11

Closing	shall have the meaning as defined under Clause 9.3

Closing Actions	shall have the meaning as defined under Clause 9.3

Closing Conditions	shall have the meaning as defined under Clause 9.2

Closing Day	shall have the meaning as defined under Clause 9.3

Closing Memorandum	shall have the meaning as defined under Clause 9.4

Completion Condition	shall have the meaning as defined under Clause 9.5

Contracts	shall have the meaning as defined under Clause 3.2

Danfoss-Group	shall have the meaning as defined under Clause 18.1(a)

De Minimis Threshold	shall have the meaning as defined under Clause 13.10

Development and Support Contract	shall have the meaning as defined under Clause 11.7

Dutch Accrual Repayment	shall have the meaning as defined under Clause 9.8

Environment	shall have the meaning as defined under Clause 15.1(a)

Environmental Authority	shall have the meaning as defined under Clause 15.1(b)

Environmental Condition	shall have the meaning as defined under Clause 15.1(c)

Environmental Laws	shall have the meaning as defined under Clause 15.1(d)

Environmental Losses	shall have the meaning as defined under Clause 15.1(e)

Environmental Proceedings	shall have the meaning as defined under Clause 15.1(f)

Excluded Assets	shall have the meaning as defined under Clause 1.3

Excluded Contracts	shall have the meaning as defined under Clause 3.3

Excluded Liabilities	shall have the meaning as defined under Clause 4.2

Excluded Records	shall have the meaning as defined under Clause 1.2(h)

Final Working Capital Calculation	shall have the meaning as defined under Clause 9.7(d)

German Premises	shall have the meaning as defined in the Preamble

German Premises Lease Agreements	shall have the meaning as defined under Clause 11.6

German VAT Act	shall have the meaning as defined under Clause 9.11

HGB	shall have the meaning as defined under Clause 1.2(a)

ISD-Motors	shall have the meaning as defined in the Preamble

Local Assumed Working Capital	Shall have the meaning as defined under Clause 9.3(f)

Local Holdback Amount	Shall have the meaning as defined under 9.3(c)

Local Sale and Transfer Agreements	shall have the meaning as defined under Clause 9.3(b)

Local Purchaser	shall have the meaning as defined under Clause 1.1(b)

Manufacturing Contract	shall have the meaning as defined under Clause 11.8

Notice	shall have the meaning as defined under Clause 13.1

One Gear Drive	shall have the meaning as defined in the Preamble

One Gear Drive Project	shall have the meaning as defined in the Preamble

Open Claim Amount	shall have the meaning as defined under Clause 23.3

Other Contracts	shall have the meaning as defined under Clause 3.2

Other Employees	shall have the meaning as defined under Clause 6.8

Payment	shall have the meaning as defined under Clause 9.3(c)

Transfer Date	shall have the meaning as defined under Clause 9.5

Parties	shall have the meaning as defined in the party section of this Agreement

Party	shall have the meaning as defined in the party section of this Agreement

Petty Cash Amount	shall have the meaning as defined under Clause 9.1(d)

Premises	shall have the meaning as defined in the Preamble

Purchase Price	shall have the meaning as defined under Clause 9.1

Purchaser	shall have the meaning as defined in the party section of this Agreement

Purchaser Companies	shall have the meaning as defined under Clause 1.1(b)

Purchaser Company	shall have the meaning as defined under Clause 1.1(b)

Purchaser’s Acts	shall have the meaning as defined under Clause 15.1(g)

Purchaser’s Parent	shall have the meaning as defined in the party section of this Agreement

Real Estate	shall have the meaning as defined under Clause 15.1(h)

Records	shall have the meaning as defined under Clause 1.2(h)

Remediation Work	shall have the meaning as defined under Clause 15.1(i)

Reverse IP License Agreement	shall have the meaning as defined under Clause 11.9

Sales Business	shall have the meaning as defined in the Preamble

Sales Companies	shall have the meaning as defined in the Preamble

Sales Contracts	shall have the meaning as defined under Clause 3.1

Sales Party	shall have the meaning as defined in the party section of this Agreement

Sales Party’s Working Capital Calculation	shall have the meaning as defined under Clause 9.7(c)

Sales Parties	shall have the meaning as defined in the party section of this Agreement

Sales Parties’ Working Capital Calculation	shall have the meaning as defined under Clause 9.7(c)

SAP ERP Structure	shall have the meaning as defined in Annex 8.2(a)(i)

Seller	shall have the meaning as defined in the party section of this Agreement

Seller Companies	shall have the meaning as defined in the Preamble

Seller’s Business	shall have the meaning as defined in the Preamble

Seller’s Best Knowledge	shall have the meaning as defined under Clause 12.3

Seller’s Guarantee	shall have the meaning as defined under Clause 12.1

Seller’s Guarantees	shall have the meaning as defined under Clause 12.1

Seller’s Parent	shall have the meaning as defined in the party section of this Agreement

Signing Date	shall be the day hereof

Slovakian Premises	shall have the meaning as defined in the Preamble

Slovakian Purchaser	shall have the meaning as defined under Clause 1.1(d)

Supply Parts	shall have the meaning as defined under Clause 11.11

Taxes	shall mean all taxes, duties, or charges accessory to taxes and liability claims for taxes of a third party imposed by any tax authority or other governmental authority responsible for the imposition thereof including, without limitation, all taxes within the meaning of Section 3 para. 1 of the German General Tax Code (Abgabenordnung), duties or charges accessory to taxes (steuerliche Nebenleistungen) within the meaning of Section 3 para. 4 of the German General Tax Code and liability claims (Haftungsschulden) for taxes of a third party under Section 75 of the German Tax Code (Abgabenordnung)

Third Party Claim	shall have the meaning as defined under Clause 13.2

Transaction	shall have the meaning as defined in the Preamble

Transfer Date	shall have the meaning as defined under Clause 9.5

VAT	shall mean value added tax chargeable under or pursuant to the EC Council Directive 2006/112/EC on the common system of value added tax or any similar sales, purchase or turnover tax chargeable outside the European Union, including, but not limited to, US sales taxes and Chinese business tax

VAT Amount	shall have the meaning as defined under Clause 9.11

Working Capital	shall have the meaning as defined under Clause 9.7(a)

Table of Annexes

Annex P1 — German Premises	52
Annex P2 — Slovakian Premises	53
Annex P3 — Sales Companies	54
Annex 1.2(a) — Trademarks	55
Annex 1.2(b) — Fixed Assets	56
Annex 1.2(c) — Stocks	57
Annex 1.2(g) — Sold registered patents, utility models and designs	58
Annex 1.2(i) — Software Licenses	59
Annex 1.3(f) — Software owned by Seller’s Parent	60
Annex 1.3(j) — Excluded registered patents, utility models and designs	61
Annex 1.3(k) — Assets and rights exclusively pertaining to the One Gear Drive Project	62
Annex 1.3(o) — ISD Assembly Line	63
Annex 3.1 — Sales Contracts with certain open claims	64
Annex 3.2 — License, lease and other contracts	65
Annex 3.3 — Excluded Contracts	66
Annex 4.1 — Assumed Liabilities	67
Annex 4.2 — Financial Debt Definition	68
Annex 6.1 — Business Employees	69
Annex 8.2(a)(i) — Definition of SAP ERP stand alone structure	70
Annex 8.2(a)(ii) — IT Carve-out Plan	71
Annex 8.2(b) — Specifications for acceptance test	72
Annex 9.1(a) — Allocation of the Agreed Purchase Price	73
Annex 9.1(c) — Actual Accounted IFRS Pension Accruals	74
Annex 9.3(b) — Local Sale and Transfer Agreements	75
Annex 9.3(f) — Procedure in The Netherlands	76
Annex 9.4 — Closing Memorandum	77
Annex 9.7(a) — Working Capital	78
Annex 9.7(b) — Breakdown of the Assumed Working Capital	79
Annex 11.1 — Framework Service Agreement	80
Annex 11.6 — German Premises Lease Agreements	81
Annex 11.7 — Development and Support Contract	82
Annex 11.8 — Manufacturing Contract	83
Annex 11.9 — Reverse IP License Agreement	84
Annex 11.11 — Supply Parts	85
Annex 12.1— Seller’s Guarantees	86

Annex 12.3 — Persons relevant for Seller’s Best Knowledge	87
Annex 13.7(i) — Data Room Index	88
Annex 13.7(ii) — Persons relevant for Purchaser’s Knowledge	89
Annex 15.1(h) — Real Estate occupied by the Business	90
Annex 16.3 — Employees affected by the reconciliation of interest and social plan	91
Annex 17.1(b)(i) — Criteria for the One Gear Drive	92
Annex 17.1(b)(ii) — List of end customers	93
Annex 20.2 — Press Releases	94

Preamble
WHEREAS, the Seller is a German company that develops, produces and markets gear motors;
WHEREAS, the gear motor business of the Seller is carried out from the Seller’s premises in Eberhard-Bauer-Str. 36-60, 73734 Esslingen am Neckar, Germany, a plan of which is attached hereto as Annex P1, (“German Premises”) and from the premises of a dependent branch of the Seller in Továrenská 49, 953 01 Zlaté Moravce, a plan of which is attached hereto as Annex P2 (“Slovakian Premises”), together referred to as the “Premises”.
WHEREAS, the Seller together with Affiliates is in the process of developing a new type of gear motor (hereinafter referred to as the “One Gear Drive” and all activities related to the One Gear Drive referred to as “One Gear Drive Project”). In the process to a marketable product the One Gear Drive Project has already passed 4 of 5 milestones. As the Seller expects that products of Affiliates, especially a frequency converter of Danfoss’ Power Electronics business unit, could be better marketed in combination with this One Gear Drive, Seller wishes to finalise the development of the One Gear Drive and to keep all assets and rights exclusively pertaining to this One Gear Drive and to have the right to use all other rights necessary to produce, market and to enhance the One Gear Drive also in the future;
WHEREAS, the Seller presently markets its products via affiliated sales companies listed in Annex P3 (“Sales Companies”) which sell the products of the Seller to their own customers in their own name and for their own account;
WHEREAS, as part of the Business, the Seller assembles for various Danfoss entities Integrated Servo Drive Motors (“ISD-Motors”), where all rights pertaining to the ISD-Motors are owned by and will remain with the various Danfoss entities;
WHEREAS, the activities of the Seller regarding the gear motor business excluding, for the avoidance of doubt, any sales activities of the Sales Companies and further excluding the assets, contracts and liabilities exclusively pertaining to the One Gear Drive Project as defined above and, for the avoidance of doubt, the ISD-Motors, is hereinafter referred to as the “Seller’s Business”; the sales activities of the Sales Companies exclusively relating to the sale of the gear motors produced by the Seller is hereinafter referred to as the “Sales Business”; the Seller’s Business and the Sales Business is hereinafter referred to as the “Business”.
WHEREAS, the Seller and the Sales Companies (collectively the “Seller Companies”) wish to sell the Business to the Purchaser and affiliated companies of the Purchaser, and the Purchaser and its affiliated companies wish to acquire the Business, all upon the terms and conditions set forth in this agreement and its Annexes (“Transaction”). This agreement and its Annexes are hereinafter referred to as “Agreement”.
NOW, THEREFORE, the Parties agree as follows:
1.	Sale and Purchase of the Business

1.1	Sale and Purchase
(a)
The Seller hereby offers to sell to the Purchaser, and the Seller and the Seller’s Parent hereby offer to procure that the Sales Companies will at Closing under the Local Sale and Transfer Agreements sell, to the Purchaser or Affiliates of the Purchaser as designated by the Purchaser, subject to the provisions of Clause 1.3 its respective assets pertaining to the Business as of the Transfer Date (as defined in Clause 9.5) subject to, and in accordance with, the provisions of this Agreement, that is the Seller and the Sales Companies each sell their respective assets. With regard to the sale and transfer of the assets of the Sales Companies in The

Netherlands, Italy, France and Denmark, the offer to procure that these Sales Companies will at Closing sell their respective assets is subject to that the mandatory local rules on the involvement of the respective Unions and/or employees and/or employee representatives have been fully complied with and the Parties acknowledge that under applicable law no decision on the purchase or sale of a business in these jurisdictions can be made before the respective employees’ representatives have been properly informed and consulted; the Seller and the Seller’s Parent insofar offer to procure that the respective Sales Companies will sell their respective assets under the Local Sale and Transfer Agreements as set out above as soon as reasonable possible after the mandatory local rules have been fully complied with, at the earliest however at Closing, unless a sale is then not permissible under local law. If the Local Sale and Transfer Agreement in The Netherlands is not signed within 6 months after the Transfer Date, Seller and Seller’s parent are not under an obligation to procure the signing of the Dutch Local Sale and Transfer Agreement any more. The Purchaser hereby accepts that offer. Subject to the adjustments according to Clause 7 and without prejudice to the generality of the foregoing, this sale shall, without limitation, include the assets mentioned in Clause 1.2.

(b)
The Purchaser, the Slovakian Purchaser (as defined in Clause 1.1(d) below, if any) and all legal entities designated by the Purchaser to buy assets pertaining to the Business (each of the latter a “Local Purchaser”) are jointly referred to as “Purchaser Companies” and each of them “Purchaser Company”.

(c)
The designation of a Local Purchaser can only be made in a way so that the Assets Sold, Contracts and Assumed Liabilities of each Sales Company are always sold and transferred/assumed to/by the same Local Purchaser. All Local Purchasers must be subsidiaries of the Purchaser’s Parent, that are controlled (beherrscht) by the Purchaser’s Parent. The designation of a Local Purchaser must not result in other merger control filing requirements than those existing at signing.

(d)
With regard to the assets owned by the Seller, which are sold to the Purchaser, the Purchaser can designate an Affiliate to whom the Assets Sold pertaining to the production in the Slovak Republic are to be transferred (such Affiliate the “Slovakian Purchaser”) if the Slovakian Purchaser agrees to also assume the Contracts and Assumed Liabilities of the Seller pertaining to the production in the Slovak Republic. Clause 1.1(c) applies mutatis mutandis.

1.2	Assets Sold

Subject to the provisions of Clause 1.3, the assets sold/to be sold by the Seller Companies to the Purchaser Companies pursuant to Clause 1.1 (“Assets Sold”) shall, without limitation, include the following assets pertaining to the Business on the Transfer Date:

(a)
all goodwill (supplier and customer relations) and all other intangible assets within the meaning of Section 266 para. 2 (A. I.) German Commercial Code (“HGB”) pertaining to the Business, all domain names pertaining to the Business, the trademarks (Marken) listed in Annex 1.2(a) and the corporate designation (Unternehmenskennzeichen) “Bauer” including the right to use the trademarks and the corporate designation for the Business;

(b)
the fixed assets (Gegenstände des Sachanlagevermögens) pertaining to the Business, including but not restricted to the assets within the meaning of Section 266 para. 2 (A. II. No. 2 to 4) HGB, irrespective of their value, listed in Annex 1.2(b) hereto, and in particular including overhead cranes, all racks and shelves as well as the paint systems;

(c)	the stocks (Vorräte) within the meaning of Section 266 para. 2 (B. I.) HGB pertaining to the Business; for illustration, Annex 1.2(c) lists the stocks that were in stock on 31 January 2011;

(d)	accounts receivables pertaining to the Business within the meaning of Section 266 para. 2 (B. II.) No. 1 HGB;

(e)	other assets pertaining to the Business within the meaning of Section 266 para. 2 (B. II.) No. 4 HGB

(f)	Petty cash (Kassenbestand) within the meaning of Section 266 para. 2 (B. IV.) HGB;

(g)	the registered patents, utility models, designs and domain names listed in Annex 1.2(g);

(h)
all know-how and other technical knowledge with all its related documentation pertaining to the Business as well as the business records and books pertaining to the Business including, but not limited to, information relating to customers and suppliers, price lists, marketing lists, marketing material which relate to the Business, all contractual documentation including all correspondence relating to the Business but excluding invoices (“Records”). Excluded are books and records which Seller Companies are legally obliged to keep, as are accounting data, financial statements, tax returns and assessment notices, and other records to be kept by Seller Companies as corporate entities, in particular (but without limitation) corporate books and records, and (without limitation) invoices (“Excluded Records”), provided however, that the Purchaser Companies will receive a copy of these Excluded Records in accordance with Clause 11.3 to the extent pertaining to the Business.

(i)
the software licenses listed in Annex 1.2(i) and all other software licenses pertaining to the Business, except for the software licenses listed in Annex 1.3(f) below; in the event that the transfer of a certain software license would trigger a transfer fee, the respective Seller Company shall bear such transfer fee.

1.3	Excluded Assets

The Assets Sold do (for the avoidance of doubt) not comprise the following excluded assets (“Excluded Assets”) which are not sold/not to be sold pursuant to Clause 1.1:
(a)
any real estate (Grundstücke), rights similar to real property (grundstücksgleiche Rechte) or constructions (Bauten) within the meaning of § 266 para. 2 (A. II. No. 1) HGB, in particular not the German Premises;

(b)
any receivables against affiliates and businesses with which a company relationship (Beteiligungsverhältnis) exists within the meaning of § 266 para. 2 (B. II. No. 2 and 3) HGB except to the extent that such receivables qualify as trade receivables;

(c)	open claims of the Seller Companies for reimbursement of VAT (Vorsteuererstattungsansprüche) resulting from supplies to the Business before the Transfer Date;

(d)	any financial assets (Finanzanlagen) within the meaning of § 266 para. 2 (A. III.) HGB and any securities (Wertpapiere) within the meaning of § 266 para. 2 (B. III.) HGB;

(e)	any cheques, cash or money in bank accounts within the meaning of § 266 para. 2 (B IV.) HGB except for the petty cash mentioned in Clause 1.2(f));

(f)	the software licenses listed in Annex 1.3(f);

(g)	Seller’s shares in Danfoss GmbH (registered with the commercial register at the local court of Offenbach am Main under registration number HRB 41812);

(h)
Seller’s shares in DONATA Grundstücks-Verwaltungsgesellschaft mbH & Co. oHG (registered with the commercial register at the local court of Munich under registration number HRA 67122) and Donata Grundstücks-Verwaltungsgesellschaft mbH (registered with the commercial register at the local court of Munich under registration number HRB 84873);

(i)	Seller’s shares in Esslinger Wohnungsbau GmbH (registered with the commercial register at the local court of Stuttgart under registration number HRB 210007);

(j)	the registered patents, utility models and designs listed in Annex 1.3(j);

(k)	any assets and rights exclusively pertaining to the One Gear Drive Project, in particular those listed or described in Annex 1.3(k);

(l)	the following know-how and other technical knowledge:
(i)	all samples of the One Gear Drive,

(ii)	all data and reports on tests conducted with any version of the One Gear Drive,

(iii)	all construction sketches and plans, engineering drawings, product specifications and development plans of the One Gear Drive,

(iv)
all construction sketches and plans, engineering drawings, product specifications and development plans of the brake, the interim and final terminal boxes and the gearwheel of the One Gear Drive, in each case to the extent it exclusively pertains to the One Gear Drive,

(v)	all cost calculations regarding the variable production costs of the One Gear Drive, which shall include
(1)	calculations for the costs of external suppliers including quotes obtained for such suppliers and

(2)	calculations as to the internal assembly costs, and
(vi)
all other documentation exclusively pertaining to the One Gear Drive Project as well as the business records and books exclusively pertaining to the One Gear Drive Project including, but not limited to, information relating to customers and suppliers, price lists and marketing lists, irrespective of whether the aforementioned information (numbers (ii) to (v)) is available in tangible form or in form of data files;

(m)	subject to Clause 18, any rights to use the Danfoss brand, firm name and trademark and any domain names containing the term “Danfoss”;

(n)	assets owned by third parties, e.g. tools; and

(o)	the assembly line located on the Slovakian Premises for the assembly of the ISD-Motors as further described in Annex 1.3(o).
2.	Transfer of Title to Assets Sold

2.1	The Seller Companies will transfer title to the Assets Sold at Closing.

2.2
The risk of incidental loss (zufälliger Untergang) or incidental deterioration (zufällige Verschlechterung) of the Assets Sold passes to the Purchaser Companies at the Transfer Date. The benefits and burdens (Nutzungen und Lasten) of the Assets Sold shall accrue to the Purchaser Companies at the same time.

3.	Sale and Assignment of Agreements

3.1
Subject to Clause 3.3, the Seller hereby offers to sell to the Purchaser, and the Seller and the Seller’s Parent hereby offer to procure that the Sales Companies will at Closing sell, to the Purchaser or a Local Purchaser as designated by the Purchaser in accordance with Clause 1.1(c) as a whole (Vertragsübernahme) all of their respective not yet completely fulfilled sales agreements (for the avoidance of doubt including Repair&Service Contracts and Development Contracts) with customers pertaining to the Business and all not yet completely fulfilled purchase agreements with suppliers pertaining to the Business, respectively, in each case with all rights and obligations resulting therefrom (“Sales Contracts”), in particular (but without limitation) those with open primary claims (Hauptleistungspflichten) listed in Annex 3.1. The Seller sells the Sales Contracts to which the Seller is a party and the Sales Companies sell the Sales Contracts to which the respective Sales Company is a party. The Purchaser hereby accepts such offer. Not completely fulfilled within the meaning of this Clause 3 shall mean a contract which has not been completely fulfilled as of the Transfer Date, irrespective of whether primary (Hauptleistungspflichten) or secondary (Sekundäransprüche) claims are outstanding.

3.2
Subject to Clause 3.3, the Seller hereby offers to sell to the Purchaser, and the Seller and the Seller’s Parent hereby offer to procure that the Sales Companies will at Closing sell, to the Purchaser or a Local Purchaser as designated by the Purchaser in accordance with Clause 1.1(c) as a whole all other not yet completely fulfilled agreements pertaining to the Business, other than the Sales Contracts (such agreements the “Other Contracts”), including but not limited to the licence contracts and the lease agreements listed in Annex 3.2. The Seller sells the Other Contracts to which the Seller is a party and the Sales Companies sell the Other Contracts to which the respective Sales Company is a party. The Purchaser hereby accepts such offer. The Other Contracts together with the Sales Contracts hereinafter referred to as the Contracts (“Contracts”).

3.3
Notwithstanding Clauses 3.1 and 3.2, not sold/not to be sold and transferred are, and they therefore do neither qualify as Sales Contracts or Other Contracts, (i) any agreements exclusively pertaining to the One Gear Drive and/or the ISD-Motors which are in particular the contracts identified under the heading “One Gear Drive/ISD” in Annex 3.3 as well as (ii) the agreements listed under the heading “further agreements” in Annex 3.3 (the agreements referred to in (i) and (ii) above collectively the “Excluded Contracts”). In the event that a certain liability which the Purchaser Companies do not assume according to Clause 4.2 has its legal foundation in a contract, the relevant contract shall not be sold and transferred to the Purchaser Companies and does qualify as an “Excluded Contract”.

3.4
The offer to procure the sale of the Contracts is with regard to The Netherlands, Italy, France and Denmark subject to the compliance with the mandatory local rules on the involvement of the respective Union, employees and/or employees representatives as set out in Clause 1.1(a).

3.5	The assignment of the Contracts will take place at Closing.

3.6
After the Transfer Date, each Purchaser Company will indemnify and hold harmless the Seller Companies from all claims and liabilities relating to the Contracts assumed by it, irrespective of whether such claims are related to time periods before or after the Transfer Date, except to the extent that such claims or liabilities are Excluded Liabilities or to the extent that the Purchaser Companies have a claim against the Seller in respect of any such claims or liabilities relating to the Contracts under or in connection with this Agreement.

3.7
The Purchaser Companies assume inter alia all warranty liabilities or warranty obligations of the Seller Companies pertaining to the Contracts even if they result from sales prior to the Transfer Date, except to the extent that such liabilities or obligations are Excluded Liabilities or to the extent that the Purchaser Companies have a claim against the Seller in respect of any such liabilities or obligations under or in connection with this Agreement.

4.	Assumption of Liabilities

4.1
Subject to Clause 4.2, the Purchaser hereby offers to assume, and the Purchaser and the Purchaser’ Parent offer to procure that the Purchaser Companies will at Closing assume, under release of the Seller Companies all obligations, debts, and/or other liabilities, including contingent liabilities pertaining to the Business, in each case as of the Transfer Date irrespective whether they are due for payment or not with the exception, however, of the Excluded Liabilities (such liabilities with the exception of the Excluded Liabilities the “Assumed Liabilities”), in particular but not limited to those listed in Annex 4.1. The Seller hereby accepts such offer. The Purchaser has the right to designate which Purchaser Company will assume the Assumed Liabilities from which Sales Company; Clause 1.1(c) applies mutatis mutandis.

4.2
The Purchaser Companies do not assume any liabilities relating to (i) former employees, i.e., employees no longer employed on the Transfer Date, including social security contributions and liabilities relating to pensions and other benefits, (ii) employees, including social security contributions and liabilities relating to pensions and other benefits, other than as provided for and/or described in Clause 6 of this Agreement, (iii) Taxes, public duties (Zölle), and any other public impositions, (iv) intra-group debts other than trade liabilities (trade liabilities in any case including all liabilities under the Contracts), (v) any financial debt as defined in Annex 4.2, (vi) the restructuring in respect of the site in Munich, (vii) any of the contracts excluded from the Transaction pursuant to Clause 3.3 and (viii) Environmental Conditions or breaches by any of the Seller Companies of Environmental Laws, provided, for the avoidance of doubt, that any liability of Purchaser Companies under applicable law relating to Environmental Conditions or breaches of Environmental Laws shall remain unaffected and recourse of the Purchaser Companies for such liability against the Seller Companies shall exclusively be governed by Clause 15 (the items in (i) through (viii) together the “Excluded Liabilities”).

4.3
The offer to procure the assumption of obligations, debts and/or other liabilities, including contingent liabilities, is with regard to The Netherlands, Italy, France and Denmark subject to the compliance with the mandatory local rules on the involvement of the respective Union, employees and/or employees representatives as set out in Clause 1.1(a).

4.4
Each Purchaser Company will indemnify and hold harmless the Seller Companies and their Affiliates from all claims and liabilities relating to the Assumed Liabilities assumed by it, irrespective of whether such claims are related to time periods before or after the Transfer Date, except to the extent that the Purchaser Companies have a claim against the Seller in respect of any such claims or liabilities relating to the Assumed Liabilities under or in connection with this Agreement.

5.	Consent of Third Parties

5.1
If and to the extent the transfer or assignment of Assets Sold, Contracts or Assumed Liabilities under this Agreement and/or the Local Sale and Transfer Agreements requires the consent of the other contracting party or another third party, the Parties shall use all commercially reasonable efforts to obtain such consent after the Transfer Date without undue delay.

5.2
The Parties shall (i) for the period after the Transfer Date until the necessary consent from the contracting party or a third party has been obtained or (ii) if the consent has been denied or (iii) if it is impossible or impractical to obtain the consent required for the legally effective transfer of title to an Asset Sold or assignment of a Contract or assumption of an Assumed Liability treat each other internally (im Innenverhältnis) as if the transfer or assignment had validly taken place on the Transfer Date.

5.3
In the cases described in Clause 5.2 of this Agreement, the Seller Companies will externally (im Aussenverhältnis), remain the owner of the relevant Asset Sold or remain the party to the relevant Contract or remain the debtor of the relevant Assumed Liability but will hold the relevant Asset Sold and be responsible for the relevant Contract or Assumed Liability internally for the account and according to the instruction of the Purchaser Companies.

5.4
The provisions of this Clause 5 shall also apply if and to the extent that the transfer or assignment of any Assets Sold or Contract to, or the assumption of any Assumed Liability by, the Purchaser Companies is subject to the fulfilment of any requirements other than the consent of a third party.

6.	Employees

6.1
The Seller Companies and the Purchaser Companies agree that Annex 6.1 hereto lists all employees (broken down for each Seller Company and listed with their name or, to the extent required by applicable data protection law, their initials, age, date of commencement of employment, position (in particular whether white collar or blue collar worker), regular place of work, applicable notice period, any special dismissal protection (e.g. disabled, pregnant, on parental leave, member of the works council), and entire annual gross remuneration) who on the Signing Date are employed by the Seller Companies and pertain to the Business (such employees listed in Annex 6.1 individually referred to a “Business Employee” and collectively the “Business Employees”).

6.2
The Parties acknowledge that the employment relationship with all employees in countries other than China, Russia, Ukraine and the U.S. relating to the Business in accordance with applicable local law on the Transfer Date (including, but not limited to, any employee who is on a leave of absence for any reason in particular employees on maternity leave or other kind of statutory leave) shall transfer to the relevant Purchaser Company on the Transfer Date by operation of law.

6.3
In respect of the Business Employees in China, Russia, Ukraine and the U.S., without undue delay after the Transfer Date the Purchaser will make, or will procure that the Slovakian Purchaser and a Local Purchaser will make, an offer to each of those Business Employees for employment on the same terms and conditions as previously employed by the relevant Seller Companies. The Purchaser Companies shall be free (but under no obligation) to make an offer for employment to some or all of these Business Employees on terms more favourable than previously applicable. The Seller Companies shall in no event interfere with such offers and shall in particular omit anything to keep or make a counter offer to such employees. In the event that a Business Employee in China, Russia, Ukraine and the U.S. does not accept the relevant Purchaser Company’s offer for employment, the Seller Companies shall give notice of termination of the employment contracts of such Business Employees without undue delay after the relevant Purchaser Company has notified the relevant Seller Company thereof and the Seller Companies shall use their best efforts that such employment contracts be successfully terminated as soon as possible after the Transfer Date.

6.4
For the avoidance of doubts the Seller Companies do not guarantee that all of the employees listed in Annex 6.1 or such number of employees will transfer to, or accept the offer for employment by, the Purchaser, the Slovakian Purchaser or the relevant Local Purchaser.

6.5
Without undue delay after the Signing Date, the Seller and the German Sales Company will inform all Business Employees employed by them in Germany pursuant to Section 613a para. 5 BGB and the Business Employees employed by them in Slovakia pursuant to corresponding legislation in Slovakia, and the Seller Companies employing Business Employees in Austria, Belgium, Czech Republic, Denmark, Finland, France, Great Britain, Italy, The Netherlands, Slovakia and Spain will inform the Business Employees in accordance with corresponding legislation applicable in such countries. The Purchaser Companies will assist the relevant Seller Companies and co-operate as closely as possible in this information; in particular, the Purchaser Companies will, upon the relevant Seller Companies’ request, provide all information which is necessary for a complete and factually and legally correct information about the legal, commercial and social consequences of the transfer of the Business Employees concerned and any actions intended to be taken with regard to the Business Employees concerned by the Purchaser Companies. This includes also information about economic difficulties of the Purchaser Companies, if any, and restructuring plans of the Purchaser Companies, if any, in the case of a restructuring. The Purchaser Companies are responsible for the correctness of the information and text passages provided by the Purchaser Companies. If the information letter provided by the relevant Seller Companies was incomplete, or, factually or legally incorrect as a result of incomplete or inaccurate information provided by the Purchaser Companies to the relevant Seller Companies and as a consequence a Business Employee (i) claims that the objection term has not started to run and therefore the Business Employee objects to the transfer or (ii) claims damages from the Seller Companies, the Purchaser Companies will indemnify the Seller Companies and hold the Seller Companies harmless from and against all claims and costs caused thereby (including, but not limited to continued payment of salaries and benefits, tax and social security, termination costs including but not limited to severances and appropriate legal fees). The indemnification and holding harmless has to be effected by payment to the Employee or to the respective Seller Company, at the discretion of the Seller.

6.6
Each Seller Company with respect to Business Employees (formerly) employed by such Seller Company and the Seller will satisfy any claims of Business Employees relating to the employment of the Business Employees (including, for the avoidance of doubt, pensions, social security contributions and withholding taxes) and having fallen due prior to the Transfer Date. The respective Seller Company and the Seller will fully indemnify the Purchaser Companies from any such claims having fallen due prior to the Transfer Date. The Purchaser Companies will fully indemnify the Seller Companies from any claim (including, for the avoidance of doubt, pensions, social security contributions and withholding taxes) by any Business Employee falling due on or after the Transfer Date, regardless whether the claim — in whole or in part — relates to the time before the Transfer Date; for the avoidance of doubt, this indemnification obligation does not apply to any claims of Business Employees under defined benefit schemes in the UK, since defined benefit schemes in the UK shall not be transferred to the Purchaser Companies, In relation to Business Employees and Other Employees within the United Kingdom, each Seller Company shall indemnify the Purchaser Companies in relation to any liability that arises from any claim made or brought against any of the Purchaser Companies by a Business Employee or Other Employee that he is entitled to any defined benefits payable on early retirement or redundancy which derive from the Business Employee’s or Other Employee’s membership of the Danfoss Holdings (UK) Pension Scheme as established by a trust deed and rules dated 27 November 1998 (as amended) (or any previous defined benefit scheme where such rights transferred to a Seller Company).

6.7
Notwithstanding Clause 6.5, as far as Business Employees exercise their objection right pursuant to Section 613a para. 6 BGB or any other corresponding legislation or do not accept an offer for employment by a Purchaser Company, the Seller Companies will use best efforts to terminate the employment contracts of such Business Employees exercising their objection right pursuant to Section 613a para. 6 BGB or any other corresponding legislation, if legally possible. The Purchaser Companies will indemnify and hold harmless the Seller Companies from any costs which the Seller Companies incur for (i) the ongoing employment of the employee up to the earliest possible termination date after the relevant employee objected to the transfer including, but not limited to, salaries, benefits, bonuses or similar one-time-payments, remuneration in kind, and applicable social security contributions, and (ii) counsel (to the extent reasonable) engaged in connection with the termination of the employment relationship and any relevant court fees and (iii) severance payments, provided that the Seller may not commit to any severance payments or similar settlement payments to those Business Employees that are employed by the Seller without the prior written consent of the Purchaser where such severance payments or similar settlement payments or in lieu payments are obviously not required to validly terminate the relevant employment relationship. This indemnification obligation of the Purchaser Companies is limited to an amount of EUR 20,000 (in words: twentythousand Euros) per employee and an aggregate compensation amount of EUR 250,000 (in words: twohundredfiftythousand Euros) for the aggregated costs regarding all employees of all Seller Companies objecting to their transfer or not accepting an offer for employment by any of the Purchaser Companies. The Purchaser will pay to the Seller the amounts of the accounted accruals for the pension promises owed to these employees, to the extent that the accruals were included in the calculation of the Actual Accounted IFRS Pension Accruals; such payments, which shall be payable only after the difference was paid in accordance with Clause 9.8, will be deemed an increase of the Purchase Price and the Parties undertake to make any amendments to any agreement necessary to reflect such increase.

6.8
Notwithstanding Clause 6.5, if employees other than those listed in Annex 6.1 (“Other Employees”) transfer to any of the Purchaser Companies, the relevant Purchaser Companies will terminate the contracts of the Other Employees, if legally possible, and to this end give notice of termination to the relevant Other Employees. Notwithstanding the previous sentence, the Purchaser Companies are free to determine not to terminate any such Other Employee, provided that in such case the Purchaser Companies are not entitled to bring any claims against the Seller Companies under this Clause 6.8 related to such Other Employee anymore; if the relevant Purchaser Company has not given notice of termination to an Other Employee within eight weeks after the Transfer Date, it is unrebuttably assumed (unwiderleglich vermutet) that the relevant Purchaser Company determined not to terminate such Other Employee. If the relevant Purchaser Company has given notice of termination to the relevant Other Employee within such eight weeks period, each Seller Company will with respect to the Business Employees formerly employed by such Seller Company indemnify and hold harmless the Purchaser Companies from any costs which the Purchaser Companies incur (i) for the ongoing employment of the employees including, but not limited to, salaries, benefits, bonuses or similar one-time-payments, remuneration in kind, applicable social security contributions, with the exception of such ongoing employment costs which relate to periods during which a relevant employee is actively performing work for any of the Purchaser Companies (provided that the Purchaser Companies shall be free at any time after notice of termination has been given to release any such employee from its duties and to thereby reject that any such employee will actively perform work for any of the Purchaser Companies) and (ii) in connection with the termination of such employees including, but not limited to, for counsel (to the extent reasonable) engaged in connection with the termination of the employment relationship and any relevant court fees, severance payments or similar settlement payments, costs resulting from a social plan and in lieu payments, provided that the Purchaser Companies must not commit to any social plans, severance payments or similar settlement payments or in lieu payments without the Seller’s consent where such social plan, severance payments or similar settlement payments or in lieu payments are obviously not required to validly terminate the relevant employment relationship. The Seller will pay to the Purchaser the amounts of the accounted accruals for the pension promises owed to these employees, to the extent that the accruals were not included in the calculation of the Actual Accounted IFRS Pension Accruals and only to the extent that the Purchaser Companies are liable for them; such payments, which shall be payable only after the difference was paid in accordance with Clause 9.8, will be deemed a decrease of the Purchaser Price and the Parties undertake to make any amendments to any agreement necessary to reflect such decrease. The transfer of employees which have been hired in accordance with Clause 10 do not entitle the Purchaser Companies to any claims.

6.9
For the avoidance of doubts, the Purchaser Companies will not assume any pension liabilities for former employees (other than Business Employees and possibly Other Employees) of the Seller Companies. These obligations will remain with the Seller Companies, while the pension liabilities for the Business Employees and possibly Other Employees transfer to the Purchaser Companies, with the exception of defined benefit schemes (but only defined benefit schemes) in the UK.

6.10
The Seller shall pay to the Purchaser Companies an amount equal to any cost or liability incurred from time to time by any of the Purchaser Companies in connection with the membership of the Business Employees or the Other Employees in any defined benefit scheme of any of the Seller Companies in the UK and under or in relation to:

(a)	a contribution notice issued under section 38 or section 47 of the Pensions Act 2004;

(b)	a financial support direction issued under section 43 of the Pensions Act 2004; and/or

(c)	any investigation into the transaction by the UK Pensions Regulator;
in respect of any defined benefit scheme of any of the Seller Companies in the UK.

6.11
The Seller Companies and the Purchaser Companies agree that Mr. Franz Schuur who works only for the One Gear Drive Project shall not transfer to the Purchaser Companies; they undertake to use best efforts that he will remain/or become again an employee of the Seller.

7.	Status of Annexes

7.1
Assets sold by the Seller Companies in the ordinary course of business and Contracts completely fulfilled in the meaning of Clause 3.1 of this Agreement between the Signing Date and the Transfer Date are not/will not be sold, assigned and title to them is not/will not be transferred to the Purchaser Companies, even if listed in the respective Annexes. Seller Companies’ obligations pursuant to Clause 10 shall remain unaffected.

7.2
Assets acquired in the ordinary course of business between the Signing Date and the Transfer Date and Contracts entered into in the ordinary course of business, in each case if pertaining to the Business, are/will be sold, assigned and title to them is/will be transferred to the Purchaser Companies, even if not listed in the Annexes. Seller Companies’ obligations pursuant to Clause 10 shall remain unaffected.

7.3
The Annexes of this Agreement reflect the status as of the Signing Date or the date mentioned in the respective Annex. The Seller Companies shall update the Annexes to this Agreement as of the Transfer Date but only in order to reflect the changes mentioned in Clauses 7.1 and 7.2. The Seller Companies shall further update Annex 4.1, Annexes 3.1 and 3.2 so that they reflect, in accordance with this Agreement, the status as of the Transfer Date. The sub-sets of these Annexes applicable to the respective Sales Company and updated in accordance with the aforementioned provision shall form the Annexes referenced to in the Local Sale and Transfer Agreements and the transfer agreements to be signed at Closing defining the Assets Sold, Contracts and Assumed Liabilities sold and/or transferred at Closing and shall be binding for the Seller Companies and the Purchaser Companies. Seller Companies’ obligations pursuant to Clause 10 shall remain unaffected.

8.	Merger control, IT-Systems

8.1	Merger Control
(a)	The execution of the Transaction is by law prohibited before all necessary merger control clearances have been obtained.

(b)
The Purchaser shall notify the Transaction to the Anti-Monopoly Committee of Ukraine in cooperation with the Seller as soon as reasonably possible after the Signing Date. The Parties are obligated to support one another in the procedure before the Anti-Monopoly Committee of Ukraine through communication and the provision of necessary documents and the Seller procures to arrange for the support of the Sales Companies while the Purchaser procures to arrange for the support of the Purchaser Companies. The Purchaser shall notify the Seller when the merger control clearance has been obtained.

(c)
If the Anti-Monopoly Committee of Ukraine denies clearance of the Transaction or approves the Transaction only on certain conditions, the Sales Parties shall in good faith discuss whether they want to challenge the relevant decision or how to otherwise deal therewith, provided that no Sales Party (and no Seller Company and no Purchaser Company) shall be under any obligation to challenge the decision of the Anti-Monopoly Committee of Ukraine or to comply with any of the conditions imposed by that authority.

8.2	IT-Systems
(a)
The Seller shall as soon as possible after the Signing Date use best efforts to set up a SAP ERP Structure for the Business in line with the requirements described in Annex 8.2(a)(i). The Parties commit to fulfil their obligations and comply with their responsibilities assigned to them in the three step carve out project as described in Annex 8.2(a)(ii).

(b)
After the completion of the setup of the SAP ERP Structure for the Business in accordance with Step 1 as described in Annex 8.2(a)(i) the Seller shall, without undue delay after the Seller is of the opinion that the required functionality and capacity is achieved, invite the Purchaser to a test run in accordance with the specifications of Annex 8.2(b). If the Sales Parties do not agree on a different place and / or time, the test shall take place at the Seller’s headquarter in Esslingen one week after the Seller has informed the Purchaser that he is of the opinion that Step 1 is completed.

(c)
In the event that the Sales Parties do not agree that Step 1 of the set up of the SAP ERP Structure for the Business has been successfully completed the completion shall be verified within 2 weeks after the provided test date by Mr. Dipl.-Inf. Markus Schmidt, c/o fast-detect GmbH, Ehrengutstr. 1, D-80469 München acting as expert (Schiedsgutachter), who also determines on who shall bear the costs of his involvement between the Sales Parties in accordance with Sec. 91 et seq. of the German Code of Civil Procedure (Zivilprozessordnung, ZPO).

(d)
If Step 2 (as defined in Clause 1.2 of Annex 8.2(a)(ii)) has, due to fault by the Seller Companies, not been completed in accordance with Clause 1.2(c) of Annex 8.2(ii) by the end of the ninth calendar month following the Transfer Date, (i) the service fees payable by any of the Purchaser Companies under any Service Orders to the Framework Services Agreement relating to IT ERP and IT DSI shall be reduced to zero, until Step 2 has been completed, and (ii) upon request of the Purchaser the term of any such Service Orders shall be extended by a period to be determined by the Purchaser which may last up to 6 months after Step 2 was completed. As of completion of Step 2, the original service fee applies again. The Parties procure that the necessary changes to the Service Orders will be made.

9.	Purchase Price, Closing

9.1	The aggregate purchase price (“Purchase Price”) for the assets and contracts sold under this Agreement and the Local Sale and Transfer Agreements (net of VAT) is
(a)
the agreed purchase price (“Agreed Purchase Price”) of EUR 43,117,886.— (in words: Euro fortythreemillion onehundredseventeenthousand eighthundredeightysix); the allocation of the Agreed Purchase Price to the sale from the Seller to the Purchaser and the various sales under the Local Sale and Transfer Agreements is set out in Annex 9.1(a);

(b)	plus / minus the amount by which the Working Capital as of the Transfer Date exceeds / falls short of the Assumed Working Capital;

(c)
plus / minus the amount by which the accounted accruals for pension promises of the Seller Companies (excluding the Sales Company in UK) to the Business Employees as of the Transfer Date, calculated in accordance with IFRS and in accordance with past practice as applied in the consolidated financial statements of the Danfoss group as well as based on the assumptions set out in Annex 9.1(c) (“Actual Accounted IFRS Pension Accruals”) fall short of / exceed the Assumed Accounted IFRS Pension Accruals; the Parties agree that the “Assumed Accounted IFRS Pension Accruals” shall be EUR 2,020,000 (in words: Euro two million twenty thousand). Whether the pension plan of the Sales Company in The Netherlands, which is currently in the process of being converted from a defined benefit scheme to a defined contribution scheme will be included in the calculation of the Actual Accounted IFRS Pension Accruals will depend on whether under IFRS an accrual has to be made for such plan at the Transfer Date (then it will be included) or not (then it will not be included).

(d)	plus an amount equal to the petty cash sold in accordance with Clause 1.2(f) (“Petty Cash Amount”).
9.2	The obligation of the Parties to complete this Agreement by taking the closing actions provided for in Clause 9.3 shall be subject to the following conditions (the “Closing Conditions”):
(a)	all merger control clearances have been obtained;

(b)
a test run regarding the SAP ERP Structure built up for the Business has been undertaken in accordance with Clause 8.2(b) and the Parties or the expert as set out in Clause 8.2(c), respectively, have confirmed that the setup of SAP ERP Structure for the Business within the Danfoss IT-systems and on Danfoss hardware as described as Step 1 in Annex 8.2(a)(ii) has been successfully completed.

(c)
the Purchaser has instructed the Seller about the Local Purchasers and the Slovakian Purchaser, if any; if the Purchaser has not given such instruction within two Business Days after all Closing Conditions under 9.2(a) and 9.2(b) are fulfilled, but not earlier than 15 Business Days after Signing, then all sales and transfers shall be made to the Purchaser and this Closing Condition is also deemed to be fulfilled;

(d)
No material adverse change to the Business has occurred which for the purposes of this Agreement shall be any damage occurred to the Business, the Assets Sold, the Contracts or the Assumed Liabilities, the amount of which would, if the damage was remedied in accordance with the principles of Clause 13.4, exceed the Cap as defined pursuant to Clause 13.11, except to the extent that the relevant damage is a result of general changes in the markets in which the Business operates.

The Purchaser may waive the Closing Condition pursuant to Clause 9.2(d). Any waiver by the Purchaser shall only be valid if made in writing to the Seller.

9.3
The Parties shall meet at 11 a.m. in the Frankfurt Office of Hogan Lovells International LLP (i) on the last Bank Business Day of the month in which the last of the Closing Conditions pursuant to Clauses 9.2(a) through 9.2(c) outstanding has occurred or (ii) if the last outstanding Closing Condition has occurred on one of the last five Bank Business Days of a month, then on the last Bank Business Day of the following month, or (iii) any other date which the Parties may mutually agree on, in respect of (i) and (ii) above, however, at the earliest on 29 April 2011 (such day the “Closing Day”). On the Closing Day the following actions (the “Closing Actions”) shall be taken; all Closing Actions and related acts and declarations together referred to as the “Closing”:

(a)
concurrently (Zug-um-Zug) with the Payment, the Seller shall transfer to the Purchaser and the Slovakian Purchaser (if designated by the Purchaser) the Assets Sold and the Contracts, in each case as sold by it hereunder, and the Purchaser and the Slovakian Purchaser (if designated by the Purchaser) shall assume the Assumed Liabilities of the Seller in accordance with Clause 4.1 ;

(b)
concurrently (Zug-um-Zug) with the Payment, the Sales Companies and the respective Purchaser Companies as designated by the Purchaser shall sign, however (i) with regard to the Local Sale and Purchase Agreement relating to the Sales Business in Italy subject to the fulfilment of the Italian mandatory consultation procedure with unions set forth by article 47 of Law no. 428 of 1990 and (ii) with regard to the Local Sale and Purchase Agreement relating to the Sales Business in The Netherlands subject to the fulfilment of all relevant provisions of the Dutch Social and Economic Council Merger Regulation 2000 (“SER-besluit Fusiegedragsregels 2000”) (to the extent applicable) and the Dutch Works Council Act (Wet op de Ondernemingsraden) and (iii) with regard to the Local Sale and Purchase Agreement relating to the Sales Business in France subject to the fulfilment of all relevant provisions of article L 2323-2 to L 2323-5 of the French labour code and (iv) with regard to the Local Sale and Purchase Agreement relating to the Sales Business in Denmark subject to the fulfilment of all relevant provisions of lov bkg. 2002-08-20 nr. 710 om lønmodtageres retsstilling ved virksomhedsoverdragelser and (v) with regard to the Local Sale and Purchase Agreement relating to the Sales Business in China subject to the existence and due registration of the Local Purchaser purchasing the Sales Business in China and the obtaining by such Local Purchaser of all licenses and approvals to operate the Sales Business in China, notarially recorded by a German notary and, to the extent applicable, in accordance with local form requirements, the agreements for the sale and transfer of the Assets Sold, the assignment of the Contracts and the assumption of the Assumed Liabilites, (“Local Sale and Transfer Agreements”) in the form attached hereto in Annex 9.3(b).

(c)
The Purchaser Companies shall pay the Agreed Purchase Price plus the Petty Cash Amount by intra-day payment to the Seller Companies or, to the extent that a Local Sale and Transfer Agreement cannot be signed at Closing due to any of the reservations made in subclause (b) above, the Agreed Purchase Price plus the Petty Cash Amount minus the sum of the Local Holdback Amounts as defined below for each Local Sale and Transfer Agreements, other than relating to the Chinese Sales Company, that cannot be signed at Closing (“Payment”). The “Local Holdback Amount” for the countries mentioned in the following is calculated as follows: it is the portion of the Agreed Purchase Price allocated to the sale under the respective Local Sale and Transfer Agreement in Annex 9.1(a) plus a proportion of the goodwill, such proportion calculated based on that entity’s share of total net assets of the Business; based on such formula, the Local Holdback Amount for the French Local Sale and Transfer Agreement is EUR 690,000 and the Local Holdback Amount for Denmark is EUR 90,000. The Local Holdback Amount for the Dutch Local Sale and Transfer Agreement is, irrespective of the formula, EUR 1.0 Million. For the period between Closing and the signing of the Local Sale and Transfer Agreement (“Local Closing”) the Seller Companies and the Purchaser Companies will modify the internal pricing between the Purchaser and the respective Sales Company so that the Sales Company is only covering its own fixed costs.

(d)	[intentionally left blank];

(e)
the Local Purchasers and the Slovakian Purchaser, if any, shall, however (i) with respect of the Local Purchaser purchasing the Sales Business in Italy subject to the fulfilment of the Italian mandatory consultation procedure with unions set forth by article 47 of Law no. 428 of 1990 and (ii) with respect of the Local Purchaser purchasing the Sales Business in The Netherlands subject to the fulfilment of all relevant provisions of the Dutch Social and Economic Council Merger Regulation 2000 (to the extent applicable) and the Dutch Works Council Act (Wet op de Ondernemingsraden) and (iii) with respect to the Local Purchaser purchasing the Sales Business in France subject to the fulfilment of all relevant provisions of article L 2323-2 to L 2323-5 of the French labour code and (iv) with respect to the Local Purchaser purchasing the Sales Business in Denmark subject to the fulfilment of all relevant provisions of lov bkg. 2002-08-20 nr. 710 om lønmodtageres retsstilling ved virksomhedsoverdragelser and (v) with regard to the Local Purchaser purchasing the Sales Business in China subject to the existence and due registration of such Local Purchaser and the obtaining by such Local Purchaser of all licenses and approvals to operate the Sales Business in China, accede (beitreten), notarially recorded by a German notary, to this Agreement and thereby accept all obligations and burdens of the respective Purchaser Company and for the avoidance of doubt, if applicable, of the Slovakian Purchaser, set out in this Agreement;

(f)
each Sales Company shall accede (beitreten), however (i) with respect of the Sales Company selling the Sales Business in Italy subject to the fulfilment of the Italian mandatory consultation procedure with unions set forth by article 47 of Law no. 428 of 1990 and (ii) with respect of the Sales Company selling the Sales Business in The Netherlands subject to the fulfilment of all relevant provisions of the Dutch Social and Economic Council Merger Regulation 2000 (to the extent applicable) and the Dutch Works Council Act and (iii) with respect to the Sales Company selling the Sales Business in France subject to the fulfilment of all relevant provisions of article L 2323-2 to L 2323-5 of the French labour code and (iv) with respect of the Sales Company selling the Sales Business in Denmark subject to the fulfilment of all relevant provisions of lov bkg. 2002-08-20 nr. 710 om lønmodtageres retsstilling ved virksomhedsoverdragelser and (v) with regard to the Sales Company selling the Sales Business in China subject to the existence and due registration of such Local Purchaser and the obtaining by such Local Purchaser of all licenses and approvals to operate the Sales Business in China, notarially recorded by a German notary to this Agreement and thereby accept all obligations and burdens of the respective Seller Company set out in this Agreement.

To the extent that any of the Closing Actions cannot be taken due to any of the reservations made in Clauses 9.3(b), 9.3(e) and 9.3(f) above, all other Closing Actions shall remain unaffected and shall be taken by the Parties on the Transfer Date as provided for in this Clause 9.3. The Parties undertake to take all actions and to make all statements to ensure that any Closing Actions that could not be taken on the Transfer Date will be taken as soon as possible after the Transfer Date; during that period the respective Local Sales Company shall continue to be active in the Business as before. With regard to The Netherlands, it is acknowledged that the decision on the sale of the Dutch Sales Business can only be made after the Works Council was duly consulted; with regard to The Netherlands the obligation to ensure that any Closing Actions will be taken as soon as possible after the Transfer Date is limited to a period of 6 months after the Transfer Date; within this 6 months period, the procedure as set out in Annex 9.3(f) shall be adhered to. Any Local Holdback Amount that has not been paid because a Local Sale and Transfer Agreement could not be signed at Closing shall be paid and only be paid concurrently with the signing of the Local Sale and Transfer Agreement relating to the relevant Local Holdback Amount. Clause 10.4 shall continue to apply with respect to the relevant local Sales Business beyond the Transfer Date until the relevant Local Sale and Transfer Agreement has been signed, but with regard to The Netherlands not longer than until 6 months after the Transfer Date. The

Working Capital of a Sales Business with respect to which a Local Sale and Transfer Agreement has not been signed on the Transfer Date shall be excluded from the calculation of the Working Capital as of the Transfer Date and the Working Capital as of the Transfer Date so calculated shall be compared against the Assumed Working Capital minus the portion of the Assumed Working Capital that is allocated in Annex 9.7 (b) to such Sales Company where the Local Sale and Transfer Agreement has not been signed; as an example: if the Local Sale and Transfer Agreement in The Netherlands is not signed, then the calculation of the Working Capital as of the Transfer Date shall be made under exclusion of the Working Capital in Danfoss B.V. and it shall be compared against an Assumed Working Capital of EUR 16,000,000 (= (16,500,000 — 500,000)). Upon signing of any such deferred Local Sale and Transfer Agreement, the Parties shall establish the relevant Working Capital for the relevant local Sales Business in accordance with Clause 9.7, provided that the Working Capital of such local Sales Business shall be established as of the date of signing of such Local Sale and Transfer Agreement and that the payments according to Clause 9.7(h) are based on the portion of the Assumed Working Capital that is allocated in Annex 9.7(b) to such Sales Company, e.g. in case of The Netherlands EUR 500,000. The provisions of Clause 9.7 apply mutatis mutandis.

9.4
The Parties shall execute the closing memorandum substantially in the form as attached as Annex 9.4 hereto by which the Parties confirm that the Closing has taken place, that all Closing Conditions were fulfilled or waived and that all Closing Actions have been taken or waived (“Closing Memorandum”).

9.5
The completion condition is fulfilled when the Seller (for itself and on behalf of the Sales Companies) and the Seller Companies referred to in Clause 21.3 (a), (b) and (c) have received the Payment in full (“Completion Condition”). The moment when the Completion Condition is fulfilled is the “Transfer Date” (“Transfer Date”).

9.6
The Seller and the Purchaser shall be entitled to withdraw from the Agreement (zurücktreten), in each case also with effect for the respective Parent, through written declaration if by 30 September 2011 Closing has not taken place as a result of the non-occurrence of the Closing Condition pursuant to Clause 9.2(a). The Purchaser shall be entitled to withdraw from the Agreement also with effect for the Purchaser’s Parent through written declaration if by 30 September 2011 Closing has not taken place as a result of the non-occurrence of the Closing Condition pursuant to Clauses 9.2(b) or 9.2(d). The Seller shall be entitled to withdraw from the Agreement also with effect for the Purchaser’s Parent through written declaration if by 30 September 2011 Closing has not taken place as a result of the non-occurrence of the Closing Condition pursuant to Clause 9.2(c). In each of the cases of this Clause 9.6, claims for damages remain unaffected.

9.7
The difference between the Working Capital as of the Transfer Date and the Assumed Working Capital must be paid by the debtor to the creditor not later than 10 Business Days after the Final Working Capital Calculation has been established in accordance with the following rules:

(a)
The working capital of the Business (“Working Capital”) shall be calculated in accordance with IFRS as set out in Annex 9.7(a); for the avoidance of doubt only such assets and liabilities shall be taken into account for the calculation of the Working Capital which are sold and transferred or assumed in accordance with this Agreement. Further for the avoidance of doubt, this clause does not override the provisions of this Agreement on what is sold and transferred/assumed to/by the Purchaser Companies. By way of illustration, Annex 9.7(a) shows a sample calculation of the Working Capital Calculation, based on the financial figures of the Business as of 30 September 2010.

(b)
The Parties assume that the Working Capital as of the Transfer Date will be EUR 16,500,000.00 (in words: Euro sixteenmillionfivehundredthousand) (such amount the “Assumed Working Capital”). Annex 9.7(b) shows the breakdown of the Assumed Working Capital to (i) the Seller’s Business in Germany, (ii) the Seller’s Business in the Slovak Republic, and (iii) the various Sales Companies.

(c)
Immediately after the Transfer Date, each of the Sales Parties will prepare a calculation of the Working Capital as of the Transfer Date in accordance with the principles set out in Annex 9.7(a) (also showing the allocation of the positions to the various Seller Companies and Purchaser Companies) (each a “Sales Party’s Working Capital Calculation” and collectively the “Sales Parties’ Working Capital Calculation”); the Purchaser will provide the Seller with access to all information necessary to enable the Seller to prepare its Sales Party’s Working Capital Calculation. The Sales Parties will forward their respective Sales Party’s Working Capital Calculation to the relevant other Sales Party not later than 15 Business Days after the Transfer Date.

(d)
If both Sales Parties’ Working Capital Calculations arrive at the same amount of Working Capital and the allocation of the positions to the various Seller Companies and Purchaser Companies, such Sales Parties’ Working Capital Calculations shall become final and shall form the “Final Working Capital Calculation”).

(e)	Whenever the Seller and the Purchaser agree on a calculation of the Working Capital and the allocation of the various positions, the agreed amount becomes the Final Working Capital Calculation.

(f)
If the Sales Parties Working Capital Calculations do not arrive at the same amount of Working Capital and/or do differ in the allocation of the positions among the Seller Companies and the Purchaser Companies, and if the Seller and the Purchaser cannot agree on such items within 20 Business Days after the last Sales Party received the Sales Party’s Working Capital Calculation of the relevant other Sales Party, the Working Capital and the allocation of the positions shall be determined by a certified public accountant (Wirtschaftsprüfer) acting as expert (Schiedsgutachter). After the lapse of the aforementioned 20 Business Days period, each Sales Party has the right to appoint the expert in the name and on behalf of the Sales Parties. The Sales Parties already now agree PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft to be the expert. If they do not accept the assignment as expert, then the accountant shall be appointed by the German chamber of accountants (Wirtschaftsprüferkammer), Rauchstraße 26, D-10787 Berlin. Each Sales Party has the right to ask the German chamber of accountants to appoint the expert after PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft did not accept the assignment as expert. The expert shall be engaged on the basis of the then current version of the General Terms and Conditions for the Engagement of Accountants (Allgemeine Auftragsbedingungen für Wirtschaftsprüfer und Wirtschaftsprüfungsgesellschaften). The expert shall decide all disputes and prepare and provide the Sales Parties with the Final Working Capital Calculation within 30 Business Days after his appointment. The Final Working Capital Calculation must state the Working Capital as calculated by the expert and the individual allocated items as a specific number. In preparing the Final Working Capital Calculation the expert is not bound by the numbers or the allocation of items presented by the Sales Parties in any of the Sales Parties’ Working Capital Calculation presented to him. However, the expert shall only take into account any remaining differences between the Sales Parties that are still unresolved. The Sales Parties shall cooperate with and assist, and shall cause their respective Affiliates, their accountants and the directors, employees and accountants of the Business to cooperate with and assist, the expert in the conduct of his review. The expert shall also decide about the allocation of the costs for his involvement between the Sales Parties in accordance with Section 91 et seq. of the German Code of Civil Procedure (Zivilprozessordnung, ZPO).

(g)
The Seller Companies and the Purchaser Companies accept that the Final Working Capital Calculation is also binding for them and will change the purchase price under the Local Sale and Transfer Agreements accordingly, if necessary.

(h)
If the Working Capital of the Business as of the Transfer Date pursuant to the Final Working Capital Calculation is higher than the Assumed Working Capital, the Purchaser shall pay the difference on a Euro for Euro base to the Seller. If the Working Capital of the Business as of the Transfer Date pursuant to the Final Working Capital Calculation is lower than the Assumed Working Capital, the Seller shall pay the difference on a Euro for Euro base to the Purchaser. The payable amount bears interest of eight percentage points above the base rate (Basiszinssatz in accordance with Section 247 BGB) from the Transfer Date.

9.8
The difference between the Actual Accounted IFRS Pension Accruals and the Assumed Accounted IFRS Pension Accruals must be paid by the debtor to the creditor not later than 10 Business Days after the amount of the Actual Accounted IFRS Pension Accruals was established by the independent actuary Towers Watson GmbH, Eschersheimer Landstraße 50, 60322 Frankfurt/Main, Germany. The Seller and the Purchaser shall jointly instruct such independent actuary with the valuation within 5 Business Days after the Transfer Date and the independent actuary shall deliver the Actual Accounted IFRS Pension Accruals within 30 days after his engagement. If the Actual Accounted IFRS Pension Accruals are lower than the Assumed Accounted IFRS Pension Accruals, the Purchaser shall pay the difference on a Euro for Euro base to the Seller. If the Actual Accounted IFRS Pension Accruals are higher than the Assumed Accounted IFRS Pension Accruals, the Seller shall pay the difference on a Euro for Euro base to the Purchaser. The payable amount bears interest of eight percentage points above the base rate (Basiszinssatz in accordance with Section 247 BGB) from the Transfer Date. If the Actual Accounted IFRS Pension Accruals included an accrual for the pension plan in the Dutch Sales Company, which is currently in conversion from a defined benefit scheme to a defined contribution scheme, then the Purchaser will pay to the Seller an amount equal to that amount by which the Purchaser Company taking over the pension obligation has the right to dissolve the accrual (“Dutch Accrual Repayment”); the Dutch Accrual Repayment becomes due 10 Business Days after the respective Purchaser Company had the right to dissolve the accrual. The respective Purchaser Company has the right to deduct from the Dutch Accrual Repayment that amount, which the respective Purchaser Company had to pay to the provider of the new defined contribution plan for the funding of the new defined contribution plan; if the payments from the respective Purchaser Company to the provider of the new defined contribution plan exceed the Dutch Accrual Repayment, then the Seller will reimburse the respective Purchaser Company for that amount within 10 Business Days after the respective Purchaser Company informed the Seller about the dissolution of the accrual and the excess amount. The Purchaser Companies undertake to use best efforts to finalize the conversion process of the plan from a defined benefit scheme to a defined contribution scheme and the Seller Companies undertake to use best efforts to finalize the conversion process of the plan, preferably before Closing, from a defined benefit scheme to a defined contribution scheme.

9.9	The Seller shall inform the Purchaser before the Closing about the exact amount of the petty cash which will transfer to the Purchaser upon Closing.

9.10
All set-off rights (Aufrechnungsrechte) and all retention rights (Zurückbehaltungsrechte) against the claim for the Purchase Price are excluded. All set-off rights (Aufrechnungsrechte) and all retention rights (Zurückbehaltungsrechte) against the claim for the payment of the difference amount under Clause 9.8 are excluded.

9.11
All payments to be made pursuant to this Agreement are (save where otherwise specifically stated) exclusive of VAT and any VAT chargeable in respect of the matters giving rise to such payments shall be added to the amount and paid in addition to the amount, subject to the provision of a valid VAT invoice in accordance with applicable local law and permitting deduction of input VAT for the Purchaser. The Parties assume that the sale of the Business pursuant to this Agreement (i) is subject to VAT in Slovakia, Austria, Ukraine, Russia, China and (ii) constitutes a transfer of a business as a going concern according to Section 1 para. 1a of the German Value Added Tax Act (“German VAT Act”) which is not subject to VAT and that it is neither subject to VAT in the other involved jurisdictions (other than those mentioned in (i) above) which have implemented the concept of a transfer of a business as a going concern in accordance with Art. 19 EC Council Directive 2006/112/EC on the common system of value added tax or have a similar concept according to local VAT law. To the extent that the jurisdictions referred to in (ii) are concerned, the Parties will use all reasonable endeavours to ensure that the sale of the assets pertaining to the local part of the Business is treated as a transfer of a business as a going concern under local VAT law and will also effect any necessary applications or notifications required under local VAT law to the local authorities. However, if and to the extent that (a) pursuant to a final and binding VAT assessment from the tax authorities, the tax authorities assess VAT on the sale of the Business, and (b) such VAT is not chargeable at the level of the Purchaser Companies on a reverse charge basis, the Purchaser Companies shall pay to the Seller Companies such VAT (“VAT Amount”). To the extent that the jurisdictions referred to in (i) are concerned, the Parties will use all reasonable endeavours to ensure that the sale of the assets pertaining to the local part of the Business is treated as being subject to VAT and will also effect any necessary applications or notifications required under local VAT law to the local authorities. However, if and to the extent that pursuant to a final and binding VAT assessment from the tax authorities, the tax authorities assess that the sale of the Business is not subject to VAT and such VAT was charged by the Seller Companies to the Purchaser Companies the Seller Companies shall reimburse to the Purchaser Companies the VAT paid. To the extent that the input VAT deduction is denied pursuant to a final and binding VAT assessment based on reasons caused by the Seller Companies, the Seller Companies shall reimburse the amount of non deductible VAT to the Purchaser Companies.

9.12
Any interest, penalties or surcharges due on any VAT payable by any of the Seller Companies or the Purchaser Companies as a result of the sale of assets contemplated hereunder shall be equally borne by the Seller and the Purchaser. The VAT Amount plus any interest, penalties and surcharges to be borne by the Purchaser shall become due and payable within 10 Business Days after the respective Purchaser Company receives from the respective Seller Company (i) a proper invoice within the meaning of Sections 14, 14a of the German VAT Act or any corresponding foreign tax law permitting deduction of input VAT for the Purchaser and (ii) regarding any interest, penalties or surcharges, a copy of the relevant VAT assessment notice. If the VAT is chargeable at the level of the Purchaser Companies on a reverse charge basis, the share of any penalty, interest and surcharge to be borne by any of the Seller Companies will become due and payable upon written request of the relevant Purchaser Company attaching a copy of the relevant VAT assessment notice which includes the relevant interest, penalties or surcharges. The Seller Companies undertake not to exercise any VAT option they may have under applicable law. The Purchaser Company may where permissible under local tax law settle the VAT Amount in full or in part by assignment of its claim of refund of excess input VAT (Anspruch auf Erstattung eines Vorsteuerüberhangs) for the preliminary VAT assessment period (Voranmeldungszeitraum) in which the VAT Amount may be claimed as input VAT. In such case, such claim shall be transferred on account of fulfilment (erfüllungshalber). To this end, the Parties agree to closely cooperate with each other and, to the extent reasonable, take all measures necessary or useful. The VAT payment claim of the Seller Companies shall not become time-barred prior to six months after the assessment of VAT on the sale of the Business has become final and non-appealable (materiell bestandskräftig).

10.	Management of the Business prior to Closing

10.1
Without undue delay after the Signing Date the Seller Companies and the Purchaser Companies shall apply for, and use their best efforts to obtain, all approvals from employees’ representative bodies and shall comply with all notification obligations towards such bodies that are by applicable law required to be made before Closing.

10.2
Without undue delay after the Signing Date or the Transfer Date, as may be required by applicable law, the Seller Companies and the Purchaser Companies will procure that any announcements be made that are required to be made in connection with the sale of the Sales Business in France.

10.3
Upon request of the Purchaser, the Seller Companies undertake to cooperate without undue delay with the Purchaser Companies to achieve any registration that may be necessary to prevent the automatic transfer of all liabilities pertaining to the Sales Business in Austria to the extent this does not make a voluntary transfer impossible. It is understood that the Seller Companies are not under an obligation to support registrations which indicate that liabilities, which according to this Agreement shall transfer to the Purchaser Companies, did not transfer.

10.4	In the period between the Signing Date and Closing the Seller and Seller’s Parent shall ensure that
(a)	the Business is properly managed and carried on in the ordinary and usual course of business and consistent with the practice as applied over the past 12 months,

(b)	the Purchaser is kept informed of all matters relating to the Business which have a material effect for the Business as a going concern;

(c)
it and the Seller Companies obtain the prior consent of the Purchaser regarding any of the following matters of the Seller Companies pertaining to the Business, such consent not to be unreasonably withheld by the Purchaser:

(i)	Acquisition or sale, encumbrance, pledge or other disposal of any fixed assets in excess of EUR 5,000 individually pertaining to the Business, except
(1)	pursuant to existing commitments forming part of the sale pursuant to this Agreement or

(2)	otherwise in the ordinary course of business consistent with past practice;
(ii)	Acquisition or disposal of any business or part of a business or shares or other participations (including sub-participations) in any other business;

(iii)	Acquisition of any real estate or rights equivalent to real estate (grundstücksgleiche Rechte) pertaining to the Business;

(iv)
Making of any capital expenditure or commitment for any capital expenditure pertaining to the Business in excess of EUR 50,000.00 individually or EUR 100,000.00 in the aggregate, except pursuant to existing commitments forming part of the sale pursuant to this Agreement or otherwise in the ordinary course of business consistent with past practice;

(v)
Conclusion of or entering into any material contract forming part of the sale pursuant to this Agreement, which for the purposes of this item means a contract involving a total payment obligation of EUR 100,000.00 or a fixed term of one year or longer or a notice period of one year or longer;

(vi)	The hiring of employees who are not replacements for any other employees

(vii)
the hiring of employees which are replacements for any other employees if the annualised total salary (including bonus payments and other incentives or benefits, but excluding social security contributions) of the newly hired employee is more than (i) EUR 50,000.00 in Germany and (ii) EUR 20,000.00 in any other country;

(viii)
The increase of wages, salaries, compensation, bonuses, pensions or other benefits payable to any Business Employees, except as required by law or any collective bargaining agreement or involving ordinary increases consistent with past practice;

(ix)	Entering into, amendment or termination of any shop agreements (Betriebsvereinbarung);

(x)
Settlement of any material action, suit, litigation or other proceeding, whether administrative, civil or criminal, or before any governmental entity or in any arbitral proceeding pertaining to the Business involving an amount in dispute of more than EUR 50,000;

(xi)	Implementation of any merger, split-off, hive-down or other action pursuant to the German Transformation Act (Umwandlungsgesetz) or corresponding actions under any other jurisdiction.
Any request by the Seller for consent to any of the aforementioned matters shall be made by the Seller simultaneously by email to the following three email addresses:
1.) carl.christenson@altramotion.com
2.) christian.storch@altramotion.com
3.) Craig.Schuele@altramotion.com

The consent by the Purchaser can be granted by any communication means, in particular also by phone, e-mail and telefax; from the Purchaser, the following individuals are authorized to each grant or deny such consent individually and solely: Carl Christenson, Christian Storch and Craig Schuele. If the consent is not denied within three days after the three individuals received the request for consent, then the consent is deemed to be given. If Seller in its reasonable discretion concludes that it requires the Purchaser’s decision on the relevant request earlier than after three days and the request is explicitly marked as “urgent” in the headline of the request email, then the consent is deemed to be given if the consent is not denied within 24 hours.

11.	Obligations after the Transfer Date

11.1
The Seller (and Affiliates of the Seller) will provide the Purchaser Companies with transition services for IT and other transition services as set out in the Framework Service Agreement enclosed as Annex 11.1 to this Agreement, which the parties to such agreement hereby enter into subject to fulfilment of the Completion Condition.

11.2
Subject to the provisions of the Framework Service Agreement and any separate transition service agreements entered into by the Parties, the Seller Companies and the Seller’s Parent are not obliged to provide any transfer services to the Purchaser Companies.

11.3
The Seller Companies have the right to retain copies of the Records. The Purchaser will at Seller Companies’ cost provide all documents, information, assistance and explanations which the Seller Companies, their accountants or auditors may reasonably require after the Transfer Date. The Seller will provide the Purchaser with copies of individual documents of any of the Excluded Records free of charge to the Purchaser if the Purchaser delivers sufficient detail to identify the relevant document and the relevant document is dated as of a point in time less than 10 years prior to the time of the request of Purchaser. The Seller will, in addition, at Purchaser Companies’ cost provide all documents, information, assistance and explanations which the Purchaser Companies, their accountants or auditors may reasonably require after the Transfer Date in relation to the Business, the Assets Sold, the Assumed Liabilities, the Contracts, the Records and the Excluded Records.

11.4
The Purchaser Companies undertake not to perform, procure or allow any environmental test or evaluation at any Real Estate in the meaning of Clause 15.1(h) which they possess, unless the Purchaser Companies are required to do so by law. The Purchaser Companies undertake to procure that any third party to which any of the Purchaser Companies sub-leases any of the Real Estate or which with the consent of any of the Purchaser Companies uses any of the Real Estate will comply with this undertaking. Notwithstanding the preceding two sentences, the Purchaser Companies shall not be liable for any environmental test or evaluation conducted by a new owner of the Real Estate in the meaning of Clause 15.1(h). The Purchaser shall indemnify and hold harmless the Seller Companies from and against any liabilities, obligations, claims, costs (including reasonable legal costs) and expenses which any of the Seller Companies may be exposed to, incur, or suffer as a result of a any breach of the undertakings in this Clause 11.4; the provisions of Clauses 15.3 and 15.4 apply mutatis mutandis to this claim. For the avoidance of doubt, any other claim of the Seller Companies remains unaffected thereby.

11.5
The Purchaser Companies are aware and accept that the Business and the Assets Sold as of the Transfer Date will not be covered by the group insurance program of the Danfoss-Group, including, without limitation, Danfoss’ master policy for public and product liability insurance.

11.6
Subject to the fulfilment of the Completion Condition the Purchaser and the Seller and Danfoss GmbH herewith enter into the lease agreements attached in Annex 11.6 (hereinafter referred to as “German Premises Lease Agreements”) for the parts of the German Premises which are required for the Business and which are required for the running of a canteen. Seller’s Parent shall procure that the 1st Adendum to the Lease Agreement dated 25 February 2011 regarding building 10 on the German Premises (which Adendum is part of Annex 11.6) shall, in accordance with its terms, either not become effective or cease on 30 June 2015 at the latest. If Seller’s Parent fails to do so Seller’s Parent shall be liable to the Purchaser for any damage and costs caused to or incurred by the Purchaser as a result of the expiry of the German Premises Lease Agreement regarding building 10 at a point in time which is earlier than 20 years following the Transfer Date, including, without limitation, any costs and damages arising from any business interruption, any relocation of the business to new premises, reasonable costs (including agent’s fees) to find new premises, and increased leasing fees payable for new premises.

11.7
Subject to the fulfilment of the Completion Condition, the Seller and the Purchaser hereby enter into the development and support contract attached as Annex 11.7 (“Development and Support Contract”) regarding the One Gear Drive Project (as defined in the Development and Support Contract). Subject to the Development and Support Contract, the Purchaser Companies are not obliged to provide any services or other assistance in connection with the One Gear Drive Project.

11.8
The Purchaser undertakes to continue the assembly of the ISD-Motors for the Seller and its Affiliates on the basis of the manufacturing contract attached as Annex 11.8 (“Manufacturing Contract”) into which Danfoss GmbH and the Purchaser hereby enter into subject to fulfilment of the Completion Condition. In this regard the Purchaser will as of the Transfer Date receive possession of movable assets used for the assembly of ISD-Motors which do not belong to the Seller, but to Affiliates of the Seller. For the avoidance of doubts, the Purchaser does not acquire any title to these third party assets and undertakes to return the third party assets and the assembly line for the assembly of the ISD-Motors to the respective owner when the Manufacturing Contract has come to an end.

11.9
Subject to the fulfilment of the Completion Condition, the Seller and the Purchaser hereby enter into the reverse intellectual property license agreement attached as Annex 11.9 (“Reverse IP License Agreement”). To the extent that the intellectual property rights licensed under the Reverse IP License Agreement are transferred under this Agreement to Purchaser Companies other than the Purchaser, the relevant Purchaser Companies hereby grant a license on the same terms as granted by the Purchaser under the Reverse IP License Agreement.

11.10
The Purchaser acknowledges that the website of the Business (http://www.danfoss.com/Germany/BusinessAreas/Geared+Motors/) is technically integrated into the Danfoss website, but the Seller agrees that following the Transfer Date the Purchaser will have all rights to the data (but not the functionality) on the website for the Business and that Seller will provide assistance to enable the Purchaser to upload such data for any website set up for the Business after the Transfer Date.

11.11	The Seller Companies are entitled to retain blueprints of the supply parts listed in Annex 11.11 (“Supply Parts”), which are used in the One Gear Drive Project and the ISD-Motors.
(a)
The Seller and its Affiliates are entitled to purchase the Supply Parts from the current suppliers regardless of any sale restrictions agreed on in the supply framework agreements assumed by the Purchaser Companies. The Purchaser Companies herewith relieve the suppliers from any respective sales restriction, such relief directly working for the benefit of the suppliers (echter Vertrag zugunsten Dritter).

(b)
In the event that the supplier does not offer the Seller Companies the same prices or terms and conditions for the Supply Parts that it offers to the Purchaser Companies, the Purchaser Companies undertake to purchase the Supply Parts in their own name but for the account of the Seller Companies and to sell them on to the Seller Companies with a mark-up for the handling costs of 5% on the purchase value, such obligation to last for a period of two years from the Transfer Date.

(c)	The Seller Companies are entitled to use the Supply Parts for their products, to alter the blueprints and to order the Supply Parts from other suppliers based on their unchanged or altered blueprints.
11.12
The Purchaser Companies are entitled to purchase the supply parts which the Seller Companies market under the product name “clean connector” from the current supplier regardless of any sale restriction agreed on in the respective supply framework agreement which — for the avoidance of doubts — is not assigned to the Purchaser Companies. The Seller Companies herewith relieve the supplier from any respective sales restriction, such relief directly working for the benefit of the supplier (echter Vertrag zugunsten Dritter).

(a)
The Purchaser Companies are only entitled to purchase and use unlabeled supply parts with no reference to the Seller or any of its Affiliates. The Purchaser Companies are not entitled to use the product name “clean connector”.

(b)
In the event that the supplier does not offer the Purchaser Companies the same prices or terms and conditions for this supply parts that it offers to the Seller Companies, the Seller Companies undertake to purchase this supply parts in their own name but for the account of the Purchaser Companies and to sell it on to the Purchaser Companies with a mark-up for the handling costs of 5% on the purchase value, such obligation to last for a period of two years from the Transfer Date.

11.13
The Seller Companies undertake to forward to the Purchaser Companies any payments they may receive from third parties to which, according to the provisions of this Agreement and the Local Sale and Transfer Agreements, the Purchaser Companies are entitled. The Purchaser Companies undertake the same obligation vice versa.

11.14
The Seller Companies undertake to fulfil in their own name all open Sales Contracts which are in their SAP systems at the Transfer Date and for which they have already ordered dedicated parts or for which they have already started manufacturing dedicated parts:

(a)
The Parties agree not to request the consent of the respective customers for a transfer of their respective open Sales Contracts so that the respective Seller Company remains to be the contracting party of the respective customer (for the avoidance of doubt, the sale of such contract remains effective and therefore all risks associated to such contract are with the Purchaser Companies; Clauses 5.2 and 5.3 apply). The respective Seller Company will fulfil the open Sales Contracts by purchasing the products from the respective Purchaser Company, reselling them to the respective customers and instructing the Purchaser Company to directly deliver the products to the customers. The respective Purchaser Company shall invoice the respective Seller Company for the delivery at the net sales price to the customer (as determined in the open Sales Contracts) and the respective Seller Company shall issue in its own name a corresponding invoice to the customer (it is understood that both the Purchaser Company and the Seller Company may have to charge VAT in addition to the net sales price). The Parties agree that the invoice amounts in the Purchaser Companies’ invoices shall not become due before the Seller Companies have received the respective payment regarding their own invoices from the customer.

(b)
Every Wednesday the Seller Companies shall provide the Purchaser with (i) copies of all invoices which were issued by the Seller Companies since previous Wednesday and (ii) a list of all invoices issued by the Seller Companies stating which invoices have been paid by the customers and which are still outstanding. The Seller Companies shall further every Wednesday effect their payments with respect to the Purchaser Companies’ invoices, based on the payments they have received from the customers since previous Wednesday in relation to their issued invoices, to the Purchaser Companies’ account as stated in Clause 21.2(b).

(c)	All risks relating to the collection of payments, in particular the delcredere risk and the risk of default of a customer, remain with the Purchaser Companies.

(d)
The Seller Companies are not obliged to take any follow up or collection actions but shall assign to the Purchaser Companies upon request of the Purchaser Companies their respective payments claims against the customers in lieu of payment of the purchase price payable by the Seller Companies to the Purchaser Companies for purchasing the products from the Purchaser Companies. If a Purchaser Company requires additional information or assistance for the collection of the payments claims, the respective Seller Company will use best efforts to provide both. In the event that a claim for payment is for whatever reason not assignable, the Seller Companies would, upon request, pursue collection on Purchaser Companies’ behalf at Purchaser Companies’ expense.

11.15	Seller’s Parent undertakes to transfer its software licences listed in Annex 1.2(i) to the Purchaser.

12.	Guarantees

12.1
The Seller hereby guarantees to the Purchaser by way of an independent guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB and subject to the limitations under Clause 13 (collectively “Seller’s Guarantees” and individually “Seller’s Guarantee”) that the statements set forth in Annex 12.1 are true as of the Signing Date and of any other date explicitly stated in Annex 12.1. These statements are subject to the limitations set out in this Agreement and they do not qualify as guarantees (Garantien) in the meaning of Section 443 BGB.

12.2
Unless explicitly provided for otherwise in this Agreement, the Parties are in agreement that the Seller Companies and the Seller’s Parent do not make or give any representations, warranties or guarantees other than those of the Seller in Annex 12.1 of this Agreement.

12.3
Any guarantee of the Seller which refers to “Seller’s Best Knowledge” is only breached if any person listed in Annex 12.3 had positive knowledge about the respective statement being false or should have had knowledge of the relevant fact. The standard for what a person listed should have had knowledge about is the standard of running the Business in the day-to-day operations as opposed to a higher standard that may possibly apply in case of the sale of the Business.

13.	Procedure and Remedies for claims under the Guarantees

13.1
The Purchaser shall without undue delay after the discovery of any circumstance which in the opinion of the Purchaser, constitutes (or would constitute) a breach by the Seller of any of the Seller’s Guarantees (individually “Breach”) notify the Seller in writing (“Notice”). The Notice shall contain all the relevant facts of the alleged Breach and shall indicate the relevant Seller’s Guarantee which it allegedly violated.

13.2
In the event that any action, claim, demand or proceeding is asserted, announced or threatened by any third party, including any governmental agency against a Purchaser Company, or if a Purchaser Company is subjected to any audit or examination by any governmental authority (“Third Party Claim”) with respect to which the Seller may be liable to the Purchaser under this Agreement, the relevant Purchaser Company shall keep the Seller appropriately informed about the defence of the relevant Purchaser Company against the Third Party Claim. In the event that the Seller accepts in writing towards the Purchaser its liability for the Third Party Claim (without necessarily admitting a specific amount), the relevant Purchaser Company is obliged to diligently conduct the (further) defence according to any instructions by the Seller and to enter into a settlement only with the prior written consent of the Seller. In such case, the Seller shall indemnify and hold harmless the relevant Purchaser Company from and against all external costs and expenses incurred by the Purchaser Company prior to or after the acceptance of liability by the Seller in connection with the defence against the respective Third Party Claim, in particular its reasonable external legal costs. For the avoidance of doubts, no internal costs of the Purchaser Companies shall be compensated.

13.3
In the event that any Seller’s Guarantee is incorrect or not complied with, Seller shall, after the Transfer Date, within a reasonable period of time, at the latest, however, within one month after the receipt of the Notice from the Purchaser according to Clause 13.1, (but not before one month after the Transfer Date) place the Purchaser, the Slovakian Purchaser and/or the Local Purchasers in a position which would have existed had the respective Seller’s Guarantee been correct or had the Breach of the respective Seller’s Guarantee not occurred (Naturalrestitution).

13.4
If the Seller (i) fails to remedy the Breach within the period set out in Clause 13.3 or (ii) such remedy according to Clause 13.3 is not possible due to the nature of the Breach or the remedy required, the Seller will be liable to pay damages (Schadensersatz in Geld) to the Purchaser, or in the discretion of the Purchaser, to the Slovakian Purchaser and/or the respective Local Purchaser, in an amount equal to the actual damage (including, for the avoidance of doubt, consequential damage) suffered by the Purchaser Companies as a result of such Breach. In no event shall the Seller be liable for any damages caused by a loss of reputation or for any damages calculated as a multiple of assumptions applied by the Purchaser Companies in the valuation of the Business. For the avoidance of doubt, the Seller’s Guarantees are given by the Seller to the Purchaser and therefore only the Purchaser and not the Slovakian Purchaser or the Local Purchasers can bring a claim under Clauses 13.3 and 13.4, provided, for the avoidance of doubt, that any damage incurred by any of the Slovakian Purchaser and Local Purchasers shall, within the limits provided for herein, be taken into account in the determination and calculation of any damages hereunder. Any payments under this clause are treated as reductions in the Purchase Price.

13.5
The Parties hereby agree that as of the signing of this Agreement the remedies which the Purchaser Companies and/or the Purchaser’s Parent may have against the Seller Companies and the Seller’s Parent regarding (or factually based on) a defect (Sach- oder Rechtsmangel) (and all breaches of contract deemed equal to such defect) of the Business, the Assets Sold or the Contracts or the Assumed Liabilities are solely governed by this Agreement; in particular, the Sales Companies are not liable for any claims related to a Breach. Apart from the rights of the Purchaser explicitly set out in this Agreement, any rights or claims of the Purchaser Companies and the Purchaser’s Parent (including all contractual, statutory and other remedies) are, to the extent that they relate to, or are factually based on, a defect (Sach- oder Rechtsmangel), excluded, in particular the statutory rights of the Purchaser Companies in case of defects (Rechte des Käufers bei Mängeln), the rights of the Purchaser Companies to reduce the purchase price (Minderung), to ask for remedy in kind (Nachbesserung), the rights of the Purchaser Companies to withdraw from (zurücktreten), to challenge (anfechten) or to rescind (kündigen) this Agreement or any Local Sale and Transfer Agreement or to pay damages (Schadensersatz), whether based on

(a)	pre-contractual obligations (culpa in contrahendo, including but not limited to claims arising under Sections 241 para. 2 and 311 para. 2 and 3 BGB);

(b)	ancillary obligations (positive Forderungsverletzung, including but not limited to claims arising under Sections 280, 282 BGB);

(c)	frustration of contract pursuant to Section 313 BGB (Störung der Geschäftsgrundlage);

(d)	as well as all remedies of the Purchaser Companies for defect of the purchase object under Sections 437 to 441 BGB; or

(e)	any other legal ground.
13.6	Any claim of the Purchaser for a Breach is excluded and the Purchaser is not entitled to bring any such claim, if and to the extent that
(a)
the damage suffered by the Purchaser Company is compensated by a third party, in particular by an insurance company; however, the Purchaser is free to claim damages from the Seller if the Purchaser offers to assign the compensation claims of the Purchaser Company against the third party to the Seller (net of the present value of any increases in the insurance premium caused by the compensation claims);

(b)	the payment or settlement of any item giving rise to such claim results in a benefit to, or a saving for, the Purchaser Companies;

(c)	such claim results from the actions of the Purchaser Companies or a failure by the Purchaser Companies to mitigate damages pursuant to Section 254 BGB;

(d)
such claim results from or is increased by the coming into force of or any change in any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body after the Transfer Date;

(e)	the damage was caused by non-compliance of the Purchaser Companies with the procedure set forth in Clause 13 of this Agreement.
13.7
The Purchaser is excluded with any claim for a Breach if such Breach is based on a fact, matter or circumstance which has been fairly disclosed in (i) this Agreement and its Annexes and Exhibits, (ii) the data room, the index of which is enclosed as Annex 13.7(i) hereto or (iii) any other written information given to the Purchaser Companies before the Signing Date, provided in each case that such disclosure has been made “on the face” of a document and in a single document only. The contents of the data room as of 23 February 2011, 3.58 PMAST, the index of which is enclosed as Annex 13.7 (i) will be put onto a DVD. One copy of such DVD will be deposited with the acting notary at

Closing on the basis of an escrow agreement (Hinterlegungsvereinbarung) and at Closing each Sales Party will receive a copy of such DVD. The Purchaser is also excluded with any claim for a Breach which is based on a fact, matter or circumstance which was known on or before the Signing Date to the Purchaser Companies, for which the knowledge of the individuals listed in Annex 13.7(ii) shall exclusively be relevant. For the avoidance of doubt, Sec. 442, para 1, 2nd sentence and para 2 of the German Civil Code and Sec. 377 of the German Commercial Code shall not apply.

13.8	Claims of the Purchaser are not excluded if they are based on wrongful deceit (arglistige Täuschung) or other intentional breaches of contract (vorsätzliche Vertragsverletzungen) by the Seller.

13.9
Claims of the Purchaser for a Breach shall become time-barred (verjähren) two years after the Transfer Date, except for claims for a Breach of number 1 and 2.3 of Annex 12.1 which shall become time barred five years after the Transfer Date. The statutory provisions regarding the suspension (Hemmung, Ablaufhemmung) and interruption (Neubeginn) of the time limitation shall remain unaffected.

13.10
The Seller shall only be liable for a claim relating to a Breach to the extent that (i) the individual claim exceeds the amount of EUR 75,000 (in words: seventyfivethousand Euros) (“De Minimis Threshold”) and (ii) the aggregate amount of all individual claims exceeding the De Minimis Threshold exceed EUR 300,000 (in words: threehundredthousand Euros) (“Basket Amount”). If the Basket Amount is exceeded, the Purchaser can also claim the amounts below the Basket amount, and if an individual claim exceeds the De Minimis Threshold (but in any event only if it exceeds the De Minimis Threshold), the Purchaser can also claim the amounts below the De Minimis Threshold. Several claims based on the same Breach or the same factual circumstances leading to a Breach shall for the purposes of only this Clause 13.10 be deemed one individual claim only.

13.11
The Seller’s liability for all claims related to a Breach, except for claims for a Breach of number 1 and 2.3 in Annex 12.1, shall in the aggregate be limited (“Cap”) to EUR 14,100,000 (in words: fourteenmilliononehundredthousand Euros). As regards claims under the Seller’s Guarantees number 1 and 2.3 as set out in Annex 12.1 the Seller’s liability shall be limited to the Purchase Price. The overall liability of the Seller shall be limited to the Purchase Price.

14.	Tax Indemnity

14.1
The Seller shall indemnify and hold harmless the Purchaser Companies from and against any liability for Taxes (i) of the Seller and any Sales Company for which any Purchaser Company is held liable pursuant to Section 75 of the German General Tax Code (Abgabenordnung) or any other provision of applicable law, (ii) transferring from any of the Seller Companies to any of the Purchaser Companies in connection with this Agreement and (iii) relating to income of any of the Seller Companies having accrued in the Business until the Transfer Date or accruing in connection with this Agreement, in each cases of (i), (ii) and (iii) including any reasonable external costs and expenses incurred by any of the Purchaser Companies in connection with the defence of liability for such Taxes. Any payment under this Clause 14 shall be treated as a reduction of the Purchase Price.

14.2	Clauses 13.1 and 13.2 shall apply mutatis mutandis to any claims of the Purchaser under this Clause 14. Otherwise, Clause 13 shall not apply.

14.3
Claims of the Purchaser Companies under this Clause 14 shall become time-barred at the later of (i) six months after the assessment of the relevant Tax has become final and binding (formell und materiell bestandskräftige Festsetzung) and (ii) six months after the respective Purchaser Company has been notified by the relevant tax authority that it is held liable for the relevant Tax. The statutory provisions regarding the suspension (Hemmung, Ablaufhemmung) and interruption (Neubeginn) of the time limitation shall remain unaffected.

14.4
The Seller Companies and the Purchaser Companies shall, without undue delay after the Transfer Date, ensure that the transfer of the Business is notified to the competent tax authorities pursuant to Section 75 of the German General Tax Code and any other corresponding applicable local law.

15.	Environmental Indemnity

15.1
For the purposes of this Agreement, the terms Environment, Environmental Authority, Environmental Condition, Environmental Laws, Environmental Losses, Environmental Proceedings, Purchasers Acts, Real Estate and Remediation Works shall have the following meanings:

(a)
“Environment” means the air (including, without limitation, the air within buildings and other natural or manmade structures whether above or below ground), surface and ground water as well as water as defined in Sections 89, 48 of the German Water Code (Wasserhaushaltsgesetz), land (including, without limitation, soil and, in particular, soil within the meaning of sec. 2 sub-section 3 of the German Federal Soil Protection Act (Bundesbodenschutzgesetz) and sec. 2 of the German Environmental Damage Act (Umweltschadensgesetz), contaminated sites (Altlasten) within the meaning of sec. 2 sub-section 5 of the German Federal Soil Protection Act and sec. 2 of the German Environmental Damage Act, sub-soil, sediment or other terrestrial material) and buildings (above or below surface) or any organism (including, without limitation, man) or ecological system supported by any such media.

(b)	“Environmental Authority” means any competent governmental or regulatory agency or body with administrative powers or jurisdiction in relation to Environmental Laws.

(c)	“Environmental Condition” means any condition or circumstance existing or originating (or any event or occurrence taken place) at any time prior to the Transfer Date at the Real Estate which
(i) involves contamination or pollution or impairment of or harm or damage to, or
(ii) has contaminated or polluted or impaired or harmed or damaged or
(iii) poses a risk of contaminating or polluting or harming or damaging or impairing

- in each of (i) through (iii) including, without limitation, with substances which are hazardous to health or environment within the meaning of Section 3a German Chemicals Act (ChemG) and/or Section 4 of the German Ordinance on Hazardous Substances (Gefahrstoffverordnung) or caused by materials such as asbestos, PCB, petroleum-derived hydrocarbon, BTEX, heavy metals — the Environment. The Seller shall have the burden to proof that a relevant condition or circumstance did not exist or originate prior to the Transfer Date and that a relevant event or occurrence did not take place prior to the Transfer Date; for any claim for any Environmental Condition made by any of the Purchaser Companies under Clause 15.2 after 31 December 2025 this burden of proof will shift to the Purchaser Companies, i.e. with respect to claims made by any of the Purchaser Companies under Clause 15.2 after that date the Purchaser Companies will have the burden of proof that a relevant condition or circumstance did exist or originate prior to the Transfer Date and that a relevant event or occurrence did take place prior to the Transfer Date. For the avoidance of doubt, to the extent that at the Transfer Date there was water within pipes, drains and sewers at the Real Estate or originating from the Real Estate which is water disposable in the ordinary course of business, such water shall not fall under the definition of “Environmental Condition” insofar as the water’s presence in pipes, drains or sewers at the Transfer Date was in compliance with Environmental Laws. To the extent that at the Transfer Date there was waste at the Real Estate which is waste disposable in the ordinary course of business, such waste shall not fall under the definition of “Environmental Condition”, insofar as the waste’s presence at the Real Estate at the Transfer Date was in compliance with Environmental Laws.

(d)
“Environmental Laws” means any statutes, regulations, orders and directives whose purpose is the protection of the Environment, whether European, national or local, and including, without limitation, the German Federal Soil Protection Act (Bundesbodenschutzgesetz) and the German Environmental Damage Act (Umweltschadengesetz).

(e)	“Environmental Losses” means

any damages, liabilities, losses, fines, penalties incurred from Environmental Proceedings, and/or reasonable third party costs or expenses (including professional and/or consultants’ fees and expenses) in relation to Environmental Proceedings other than for works on site and/or reasonable third party costs or expenses for works on site necessary in order to reduce or mitigate the impact of any Environmental Proceeding by an Environmental Authority or other third party under any Environmental Laws and/or any damages, liabilities, losses, fines, penalties incurred from any Environmental Condition, and/or reasonable third party costs or expenses for Remediation Work necessary under Environmental Proceedings or otherwise necessary for complying with Environmental Laws in relation to an Environmental Condition.

(f)
“Environmental Proceedings” means any criminal, civil, judicial, regulatory or administrative proceeding, suit, action, claim, demand, notice or requirement commenced, served, made or threatened in writing in relation to any Environmental Condition or breach by the Seller of any Environmental Laws or any permits, consents, licences, certificates and other authorizations and approvals required under Environmental Laws and obtained in connection with the use of or any activities or operations carried out at the Real Estate, except if the Seller can show that a relevant breach did not occur prior to the Transfer Date. With respect to any claims under Clause 15.2 for any such breach made by any of the Purchaser Companies after 31 December 2025, the burden of proof will shift to the Purchaser Companies, i.e. the Purchaser Companies will have to show that a relevant breach did occur prior to the Transfer Date.

(g)
“Purchaser’s Acts” means all acts of the Purchaser Companies prior or after the Transfer Date in relation to any Environmental Condition or Environmental Proceeding. For the avoidance of doubt, acts of any managing directors, officers or employees of the Seller or Affiliates of Seller prior to the Transfer Date shall not be considered as Purchaser’s Acts even if such managing directors, officers or employees should be employed by one of the Purchaser Companies after the Transfer Date.

(h)	“Real Estate” means any real estate currently or in the past occupied by the Business, in particular the real estate currently occupied and listed in Annex 15.1(h).

(i)
“Remediation Work” means any inspections, investigations, assessments, audits, sampling or monitoring and any works (including the installation, operation, repair or replacement of plant or equipment) in order to remove, remediate, ameliorate, clean-up or contain any Environmental Condition.

15.2
The Seller shall indemnify and hold harmless the Purchaser Companies from and against any and all Environmental Losses incurred, suffered or sustained from any Environmental Proceedings except to the extent that Seller can show that the Environmental Losses have been caused by Purchaser’s Acts.

15.3	Clauses 13.1, 13.2 and 13.6 shall apply mutatis mutandis to any claims of the Purchaser Companies under this Clause 15. Otherwise, Clause 13 shall not apply.

15.4
Subject to the following sentence, claims under this Clause 15 shall become time barred at 31 December 2025. With regard to such part of the Real Estate which is defined as the Lease Object in the Lease Agreement for building 10 in Esslingen (Annex 11.6) only, claims under this Clause 15 shall become time barred at the later of (i) 31 December 2025 and (ii) the point in time when the Lease Agreement for building 10 has either been terminated or is no longer effective with a Purchaser Company as Tenant, but in no event later than 31 December 2030.

16.	Special Indemnities

16.1
The Seller shall indemnify and hold harmless the Purchaser Companies from and against any liabilities, obligations, claims, costs and expenses which any of the Purchaser Companies may be exposed to, incur, or suffer as a result of (i) the “Versorgungsordnung” of 9 October 1996 not effectively replacing, superseding, limiting or otherwise modifying the pension claims of Business Employees under the “Versorgungsordnung” of 15 November 1991 and the supplementary agreement of 15 November 1991, including, without limitation, potential liabilities, obligations, claims, costs and expenses under the “Versorgungsordnung” of 15 November 1991 related to Business Employees who joined after 31 December 1991, (ii) the “Versorgungsordnung” of 15 November 1991 and the supplementary agreement of 15 November 1991 not effectively replacing, superseding, limiting or otherwise modifying the pension claims of Business Employees under the “Versorgungsordnung” of December 1983 and the supplementary agreement of 9 December 1985, (iii) the “Versorgungsordnung” of December 1983 not effectively replacing, superseding, limiting or otherwise modifiying the pension claims of Business Employees under the “Versorgungsordnung” of December 1959 and the supplementary agreement of 8 June 1973, (iv) the “Versorgungsordnung” of December 1959 not effectively replacing, superseding, limiting or otherwise modifiying the pension claims of Business Employees under the “Versorgungsordnung” of January 1958 and (v) the “Versorgungsordnung” of January 1958 not effectively replacing, superseding, limiting or otherwise modifiying the pension claims of Business Employees under the “Versorgungsordnung” of 1954.

16.2
The Seller shall indemnify and hold harmless the Purchaser Companies from and against any liabilities, obligations, claims, costs and expenses which any of the Purchaser Companies may be exposed to, incur, or suffer as a result of the “Betriebsvereinbarung” of 29 September 2004 not effectively freezing or otherwise limiting in accordance with its terms the pension claims of Business Employees under the “Versorgungsordnung” of 9 October 1996.

16.3
The Seller shall indemnify and hold harmless the Purchaser Companies from and against (i) any liability for severance or similar payments committed by the Seller to Business Employees other than those listed in Annex 16.3 based on the reconciliation of interest (Interessenausgleich) and social plan (Sozialplan) of 13 July 2009 or based on an employment agreement making reference to such reconciliation of interest and social plan of 13 July 2009 and (ii) any liabilities, obligations, claims, costs and expenses which result from employment agreements of the employees listed in Annex 16.3 not effectively limiting an employee’s claim committed by any of the Seller Companies with reference to the reconciliation of interest (Interessenausgleich) and social plan (Sozialplan) of 13 July 2009.

16.4
The Seller shall indemnify and hold harmless the Purchaser from and against any liabilities, obligations, claims, costs and expenses (including, for the avoidance of doubt, any fines) which any of the Purchaser Companies may be exposed to, incur, or suffer in connection with potential restrictions on competition, sourcing and pricing agreed under the agreements with Scheib Elektrotechnik GmbH of 11/25 November 1968 and Steinlen Elektromaschinenbau GmbH of 20 December 1988/6 February 1989 (in each case as amended). The Purchaser allows that the Seller before Closing implements, after consultation with the Purchaser, measures which will eliminate any potential future restrictions on competition, sourcing and pricing, e.g. by agreeing on amendments to the contracts with Scheib Elektrotechnik GmbH and Steinlen Elektromaschinenbau GmbH. To the extent that any such liabilities, obligations, claims, costs and expenses are caused or increased by any acts or omissions of the Purchaser Companies after the Transfer Date, the Purchaser shall be excluded from making a claim under this Clause 16.4.

16.5
The Seller shall indemnify and hold harmless the Purchaser Companies from and against any liabilities, obligations, claims, costs and expenses which any of the Purchaser Companies may be exposed to, incur, or suffer as a result of any of the Business Employees exercising stock options in the stock of Danfoss A/S, which are existing as of the Transfer Date. The Seller confirms that none of the Business Employees have any rights to be granted stock options after the Transfer Date and shall, in case such confirmation should be inaccurate, indemnify the Purchaser Companies from any liabilities, costs and expenses which any of the Purchaser Companies may incur or suffer as a result of the existence of any such right to be granted stock options after the Transfer Date.

16.6
The Seller shall indemnify and hold harmless the Purchaser from and against any liabilities, obligations, claims, costs (including reasonable legal costs) and expenses which any of the Purchaser Companies may be exposed to, incur, or suffer as a result of the “ALSTEF”-case disclosed in Exhibit 9 in excess of the warranty provision specifically included for such “ALSTEF”-case in the calculation of the Working Capital as of the Transfer Date as provided for in the Final Working Capital Calculation.

16.7
The Seller shall indemnify and hold harmless the Purchaser from and against any liabilities, obligations, claims, costs (including reasonable legal costs) and expenses which any of the Purchaser Companies may be exposed to, incur, or suffer as a result of any failure or invalidity of the conversion of the pension plan in the Dutch Sales Company from a defined benefit scheme to a defined contribution scheme. The Purchaser cannot claim indemnification from any liability, obligation, claim, cost or expense which the Purchaser Companies would have also been exposed to if the pension plan in the Dutch Sales Company would have remained a defined benefit plan from before the Transfer Date until when the Purchaser brings the claim.

16.8	Any payment under this Clause 16 shall be treated as a reduction of the Purchase Price.

16.9	Clauses 13.1, 13.2 and 13.6 shall apply mutatis mutandis to any claims of the Purchaser Companies under this Clause 16. Otherwise, Clause 13 shall not apply.

16.10	Claims of the Purchaser Companies under this Clause 16 shall become time-barred on 31 December 2020.

17.	Non compete and non solicit obligations

17.1
With the exceptions stated below, the Seller and Seller’s Parent undertake vis-à-vis the Purchaser that they shall not, and shall ensure that any Affiliate of the Seller’s Parent shall not, for a period ending two years after the Transfer Date be engaged in any activity, directly or indirectly, of designing, producing, selling or distributing geared motors including, for the avoidance of doubt, the acquisition or holding of shares or voting rights or other participations in such a business representing more than 10% of the shares, voting rights or other equity participation in such business; for the avoidance of doubt, the One Gear Drive is (a new type of) a geared motor but the ISD-Motors are not. No further implied restrictions shall apply on the Seller, the Seller’s Parent or any Affiliate of the Seller’s Parent.

This non-competition undertaking does not apply to:
(a)
any activities of the Seller, the Seller’s Parent and any Affiliate of the Seller’s Parent that are related to the fact that a Local Sale and Transfer Agreement was not signed on the Closing Date, i.e. that the respective local Sales Business remains part of the Danfoss-group;

(b)
any activities of the Seller, the Seller’s Parent and any Affiliate of the Seller’s Parent related to the One Gear Drive, including, but not limited to, designing, improving, producing, selling and distributing, provided that

(i)	the One Gear Drive must fulfil the criteria as set out in Annex 17.1(b)(i); and

(ii)
any sales of the One Gear Drive must only be made (directly or indirectly) (a) to either (i) an end-customer in the food and beverage industry or (ii) an end-customer listed in Annex 17.1(b)(ii) or Affiliates of such end-customers;

(c)
any direct or indirect sales and deliveries of gearboxes or geared motors to third parties that approached the Seller, the Seller’s Parent or any Affiliate of the Seller’s Parent for the sale of gearboxes or geared motors (isolated or in connection with the sale of other products of the Seller, the Seller’s Parent or any Affiliate of the Seller’s Parent), provided that the Seller and the Seller’s Parent undertake vis-à-vis the Purchaser that the respective entity approached by a third party will source such gearboxes or geared motors from the Purchaser if the Purchaser offers to supply the gearboxes or geared motors at standard pricing then used in the Seller’s Business.

For the avoidance of doubt, nothing in this Agreement shall restrict or otherwise limit any of the Purchaser Companies (i) to produce, sell, and market any products of the Bauer 2000 Series including all current and future designs, any aseptic drives, or any form of permanent magnet motors and (ii) to market or sell to the customers listed in Annex 17.1(b)(ii).

17.2
The Seller and Seller’s Parent further undertake vis-à-vis the Purchaser that they shall not, and shall ensure that any Affiliate of the Seller’s Parent shall not, for the period ending two years after the Transfer Date (except with respect to any Business Employees pertaining to the Sales Business in Denmark, where the period is 6 months), actively solicit or entice away from employment any Business Employee that transfers to the Purchaser Companies as part of the Transaction, provided that such undertaking shall not restrict the Seller or any Affiliate of Seller’s Parent in placing any general employment advertisements.

17.3
The Purchaser and the Purchaser’s Parent undertake vis-à-vis the Seller that they shall not, and shall ensure that any Affiliate of the Purchaser’s Parent shall not, for a period ending two years after the Transfer Date (except for Denmark, where the period is 6 months), actively solicit or entice away from employment any employee of the Seller or any employee of the Sales Companies that is employed by these entities after the Transaction was completed, provided that such undertaking shall not restrict the Purchaser or any Affiliate of Purchaser’s Parent in placing any general employment advertisements.

17.4
The Seller’s Parent procures that the Seller will not claim competition-protection related to any activities of Mr. Karl-Peter Simon subsequent to the Transfer Date under a post-contractual non-competition covenant existing between Mr. Karl-Peter Simon and the Seller, provided that Mr. Karl-Peter Simon becomes an employee, a managing director or any similar partner of the Purchaser Companies within two months of the Transfer Date.

The Seller’s Parent procures that the Seller Companies will not claim competition-protection related to any activities of any Business Employee subsequent to the Transfer Date under a post-contractual non-competition covenant existing between the respective Business Employee and the Seller Companies, provided that the respective Business Employee becomes an employee, a managing director or any similar partner of the Purchaser Companies within two months of the Transfer Date.

17.5
Claims under this Clause 17 shall become time barred six months after the Purchaser or the Seller, respectively, received knowledge of the factual circumstances (Lebenssachverhalt) of such claim, in any event not later then 30 September 2013.

18.	Danfoss brand

18.1	The Purchaser Companies and the Purchaser’s Parent will not:
(a)	represent itself or permit itself to be held out as being in any way connected with the Seller Companies, Danfoss A/S or any of their Affiliates (“Danfoss-Group”); or

(b)
use, or interfere with the use by the Seller Companies and or/the Danfoss-Group or any of their licensees of any name, trademark or logo in which the Seller Companies and/or the Danfoss-Group or any of their licensees has a right of use, or use any confusingly similar name, trademark or logo, in particular the “Danfoss”-name and the “Danfoss”-trademark and logo.

18.2
For the avoidance of doubt, the Seller Companies (or the Danfoss-Group, respectively) retain all rights to the Danfoss trademark, the Danfoss logo, and the Danfoss trade and corporate name. The Purchaser’s Parent and the Purchaser Companies procure that as of the Transfer Date neither the Purchaser Companies nor any Affiliate of the Purchaser shall use, directly or indirectly, the Danfoss trademark, the Danfoss logo, the Danfoss trade and corporate name or any other trademarks, logos or names owned by the Danfoss-Group or any name similar thereto (or possibly to be confused therewith) in any corporate name, trademarks, product labels, letterheads, promotional material, business cards, or otherwise. This does also apply to any use in connection with other trademarks, logos and names, in particular the “Bauer”-name.

18.3
Notwithstanding the provisions of Clauses 18.1 and 18.2, the Purchaser Companies are entitled to sell parts or products in stock at the Transfer Date in a period of three months after the Transfer Date even if the Danfoss trademark, the Danfoss logo, or the Danfoss trade and corporate name is printed on or applied to these products. Notwithstanding the provisions of Clauses 18.1 and 18.2, the Purchaser Companies shall further be entitled for a period of three months after the Transfer Date to use any marketing materials and/or drawings in stock at the Transfer Date even if the Danfoss trademark, the Danfoss logo, or the Danfoss trade and corporate name is printed on or applied to these materials. The Purchaser Companies shall use all reasonable efforts to avoid the impression that the Purchaser Companies belong to the Danfoss-Group and shall apply additional signs that point to the transfer of the Business.

19.	Seller’s Registered Company Name

19.1
After the Transfer Date the Seller shall no longer be entitled to use the registered company name “Danfoss Bauer GmbH”. The Seller will change its registered company name in a way that the term “Bauer” and similar terms are not contained in the registered company name after the Transfer Date. The Seller will take without undue delay after the Transfer Date all necessary steps to change its registered name, but cannot be held responsible for the period of time the local authorities need to alter the registration.

20.	Confidentiality and Press Releases

20.1
No announcement or statement about this Agreement or the subject matter of, or any matter referred to in this Agreement, other than required by law or international accounting standards such as IFRS will be made or issued by or on behalf of either Sales Party or its Affiliates without the prior approval of the other Sales Party. Any compliance of the Seller Companies or any member of the Danfoss-Group with the internal Danfoss accounting standards, in particular the publication of the Purchase Price in the annual reports, is not to be considered a violation of this clause. Likewise, any compliance of the Purchaser Companies with any laws and regulations applicable to the Purchaser Companies or their Affiliates including, without limitation, the securities laws of the United States of America and the rules of the NASDAQ Global Markets, is not to be considered a violation of this Clause. The Parties are free to disclose the existence and the content of this Agreement and the Local Sale and Transfer Agreements to their advisors which are bound to confidentiality by their professional standards.

20.2
The Sales Parties have agreed on the press releases attached as Annex 20.2 which shall be released no earlier than 28 February 2011. Subject to the preceding sentence, the Seller and the Purchaser will coordinate any press release and any other declaration to the public in respect of this Agreement.

21.	Notices and Bank Accounts

21.1
Any notice or other communication to be given under this Agreement shall be in writing; the notice or communication may be delivered personally or sent by registered or certified mail (return receipt requested), facsimile or recognised courier or overnight delivery service addressed to the relevant other Parties to the addresses below or to such other addresses which may be specified by any Party to the other Party in the future in writing:

(a)	If to the Seller’s Parent or Seller Companies to:

Danfoss A/S Anders Stahlschmidt General Counsel Nordborgvej 81 6430 Nordborg, Denmark

with a copy to:

Hogan Lovells International LLP Dr. Henning Löwe, LL.M. Alstertor 21, 20095 Hamburg, Germany

(b)	If to the Purchaser’s Parent or Purchaser Companies to:

Altra Holdings, Inc. Glenn Deegan Vice President and General Counsel 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, USA

with a copy to:

Norton Rose LLP Dr. Nico Abel Stephanstraße 15, 60313 Frankfurt am Main, Germany
21.2	Except as provided for in Section 21.3 below, all payments to be made under this Agreement or the Local Sale and Transfer Agreements shall be made as follows:
(a)	to the Seller Companies funds to the following account:

Account Holder:	Danfoss A/S

Bank:	Danske Bank, Copenhagen, Denmark

SWIFT:	DABADKKK

IBAN:	DK4630003227871555

(b)	to the Purchaser Companies funds to the following account:

Account Holder:	Blitz S11-131 GmbH

Bank:	Deutsche Bank München

SWIFT:	DEUT DE DBMUC

IBAN:	DE81700700240211482500
21.3	The following payments shall be made in the following way and to the following accounts:
(a)
The purchase price for the Sales Business in the Ukraine shall be paid in Ukrainian Hryvnia (UAH) at the exchange rate to the Euro at the Transfer Date and shall be paid directly by the Purchaser Company designated to purchase the Sales Business in the Ukraine to the Seller Company selling the Sales Business in the Ukraine;

(b)
The purchase price for the Sales Business in Russia shall be paid in Russian Roubles (RUB) at the exchange rate to the Euro at the Transfer Date and shall be paid directly by the Purchaser Company designated to purchase the Sales Business in Russia to the Seller Company selling the Sales Business in Russia;

(c)
The purchase price for the Sales Business in China shall be paid in Chinese Renminbi (CNY) at the exchange rate to the Euro at the Transfer Date and shall be paid directly by the Purchaser Company designated to purchase the Sales Business in China to the Seller Company selling the Sales Business in China.

22.	Purchaser’s Parent Guarantee

The Purchaser’s Parent undertakes to procure that the Purchaser Companies will not become insolvent until 3 months after the Transfer Date. The Purchaser’s Parent will take in that period all necessary measures to avoid an insolvency of the Purchaser Companies, in particular provide the Purchaser Companies with sufficient equity to timely satisfy their liabilities, in particular paying the Purchase Price.

23.	Seller’s Parent obligations and Parent Guarantee

23.1
The Seller’s Parent undertakes to procure that the Seller Companies will not become insolvent until 3 months after the Transfer Date. The Seller’s Parent will take in that period all necessary measures to avoid an insolvency of the Seller Companies, in particular provide the Seller Companies with sufficient equity and liquidity to timely satisfy their liabilities, in particular the remaining pensions liabilities.

23.2
Seller’s Parent hereby guarantees by way of an independent guarantee (selbständiges Garantieversprechen) to the Purchaser the fulfilment by the Seller of any and all obligations and liabilities under Clauses 14, 15 and 16 of this Agreement such that Seller’s Parent shall be jointly and severally liable with the Seller for any and all such obligations under Clauses 14, 15 and 16 at the terms as set out in this Agreement.

23.3
Seller’s Parent hereby guarantees by way of an independent guarantee (selbständiges Garantieversprechen) to the Purchaser up to an amount of EUR 14,100,000 (in words: Euro fourteenmilliononehundredthousand) performance by the Seller Companies of any and all obligations and liabilities of the Seller Companies under this Agreement such that Seller’s Parent shall be jointly and severally liable with the Seller Companies for any and all such obligations.

This guarantee expires on the tenth anniversary of the Transfer Date, i.e. after the tenth anniversary of the Transfer Date there is no obligation of Seller’s Parent under this guarantee, unless on the day of the tenth anniversary of the Transfer Date any claim of any of the Purchaser Companies under this Agreement which has been notified to the Seller on or prior to the tenth anniversary of the Transfer Date has not been fully settled and paid by the Seller to the Purchaser (“Open Claim Amount”), in which case the guarantee is automatically reduced to 110% of the Open Claim Amount. Whenever a portion of the Open Claim Amount is settled, the guarantee is automatically reduced to 110% of the remainder of the Open Claim Amount.

24.	Accession/Local Sale and Transfer Agreements/Joint Liability

24.1
This Agreement is originally entered into by the Seller, the Seller’s Parent and the Purchaser and the Purchaser’s Parent and Danfoss GmbH and it is valid and binding on the Seller, the Seller’s Parent and the Purchaser and the Purchaser’s Parent and Danfoss GmbH with immediate effect, but with regard to Danfoss GmbH only Clauses 11.6 and 11.8 shall be binding. The Seller and the Seller’s Parent shall procure that at Closing the other Seller Companies including Danfoss GmbH will accede to this Agreement and the Purchaser and the Purchaser’s Parent procure that at Closing the other Purchaser Companies will accede to this Agreement; with the accession the Agreement also becomes binding on the acceding entity and such entity then has all rights, benefits, obligations and burdens as a Sales Company or a Local Purchaser or the Slovakian Purchaser, respectively, set out in this Agreement. To the extent that this Agreement provides for any obligations of any of the Sales Companies or any of the Slovakian Purchaser or Local Purchasers prior to their accession to this Agreement pursuant to the preceding sentence, the relevant obligations shall be read such that the Seller and the Seller’s Parent procure that the Sales Companies will comply with such obligations and the Purchaser and the Purchaser’s Parent shall procure that the Slovakian Purchaser and the Local Purchasers will comply with such obligations, respectively. The Sales Companies and the Slovakian Purchaser and the Local Purchasers only have claims or rights under this Agreement if expressly stated herein.

24.2
The Parties want this Agreement to override the Local Sale and Transfer Agreements and to override any local mandatory law that is in conflict with the provisions of this Agreement. They are in agreement that the parties to the Local Sale and Transfer Agreements shall not have any claims under any Local Sale and Transfer Agreement other than claims for performance (Erfüllung) of the transfer/assumption of the Assets Sold, Contracts and Assumed Liabilities sold/assumed under such Local Sale And Transfer Agreement and the payment of the local purchase price agreed in such Local Sale and Transfer Agreement. The Parties therefore undertake to put each other always into a position that is in accordance with this Agreement, even if under a Local Sale and Transfer Agreement or any local mandatory law a Party would be entitled to be treated differently, and the Seller Companies agree to indemnify and hold harmless the Purchaser Companies from any liabilities which pursuant to this Agreement have been exempted from the sale hereunder but for which the Purchaser Companies are liable under applicable law and the Purchaser Companies agree to indemnify and hold harmless the Seller Companies from any liabilities which pursuant to this Agreement were sold to the Purchaser Companies but for which the Seller Companies are liable under applicable law.

24.3
The Sales Companies and the Slovakian Purchaser and the Local Purchasers acknowledge that, in addition to the provisions explicitly applying to the Seller Companies and/or the Purchaser Companies, Clauses 20, 21, 24, 25, 26, 27 and 28 are also binding for them.

24.4
For the avoidance of doubt, unless expressly stated otherwise in this Agreement, the Sales Companies are not liable under this Agreement and there is no joint liability among the Sales Companies. The Seller is jointly and severally liable (Gesamtschuld) for any liabilities of the Sales Companies under this Agreement. The Sales Companies are not liable for the liabilities of the Seller under this Agreement.

24.5
The Purchaser and the Slovakian Purchaser, if any, are each jointly and severally liable (Gesamtschuld) for each others’ liabilities and any liabilities of the Local Purchasers under this Agreement. Subject to the preceding sentence, nothing in this Agreement shall create any joint or joint and several liability among the Purchaser Companies, and the Local Purchasers shall only be liable for any obligations or liabilities under or in connection with this Agreement proportionately (als Teilschuldner) for the respective part of the obligation or liability that relates to the relevant Local Purchaser.

25.	General limitation period and overall limitation of liability

25.1
Unless any other provision in this Agreement provides for a specific limitation period, in which case such other period shall apply, all claims of the Purchaser Companies under this Agreement or related to this Agreement (excluding, for the avoidance of doubt, any claims under agreements entered into in connection with this Agreement and other than for fraudulent behaviour) shall become time-barred two years after the Transfer Date. The statutory provisions regarding the suspension (Hemmung, Ablaufhemmung) and interruption (Neubeginn) of a time limitation shall remain unaffected.

25.2
Notwithstanding Clause 25.1 and unless any other provision in this Agreement provides for a specific limitation period, in which case such other period shall apply, claims for indemnification or being held harmless (e.g. Clauses 3.6, 4.3, 5.2-5.4, 6.5, 6.6, 6.7, 6.8, 11.13, 24.2) or being put into a situation in compliance with this Agreement (e.g. Clause 24.2), shall become time-barred 3 years after the end of the year in which the Party which is entitled under the relevant claim obtained knowledge of the specific claim (e.g., if a claim is for indemnification from a third party claim, this in any event requires that the third party claim became due and that the third party requested payment), but not later than 30 years after the date hereof.

25.3
Unless expressly provided elsewhere in this Agreement, the Parties agree that the Purchaser’s Parent and the Purchaser Companies are in no event entitled to withdraw from (zurücktreten), to challenge (anfechten) or to rescind (kündigen) this Agreement or any Local Sale and Transfer Agreement due to a non-compliance of the Seller Companies with any of their obligations under this Agreement or the Local Sale and Transfer Agreements. Any claims related to wilful conduct (Vorsatz) or wrongful deceit (Arglist) remain unaffected.

25.4	The provisions of Clause 13.6(a) through 13.6(d) shall apply mutatis mutandis to all claims under or related to this Agreement.

25.5	Any damage or loss can only be requested to be compensated once (no double-dip).

25.6
In no event shall the aggregate liability of the Seller’s Parent and the Seller Companies under this Agreement and all Local Sale and Transfer Agreements and all claims related thereto exceed the Purchase Price, except for claims under Clauses 14, 15, 16 and 17.

25.7	Any sum paid to the Purchaser Companies by the Seller Companies in relation to a breach of this Agreement shall be treated as a reduction of the Purchase Price.

26.	Governing Law

26.1	Annexes of this Agreement which are expressly governed by foreign laws are governed by the law chosen in the respective Annex.

26.2
This Agreement shall exclusively be governed by substantive German law. The United Nations Convention on Contracts for the International Sale of Goods, any mandatory provisions of other laws that would otherwise apply and any choice of law or conflict of law provisions or rules shall not apply to this Agreement.

27.	Dispute Resolution

27.1
All disputes arising out of or in connection with this Agreement and the Local Sale and Transfer Agreements (including, for the avoidance of doubt, claims for set-off or counter-claims) or their validity shall initially be referred to the chief executive officers of the Purchaser’s Parent and the Seller’s Parent who shall enter into discussions in an attempt to reach a mutually satisfactory amicable solution.

27.2
If the chief executive officers have not agreed upon a mutually satisfactory amicable solution by the end of the 20th business day following the day on which such referral has been made to them the dispute shall be referred to and shall be finally and exclusively adjudicated and finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The place of arbitration is Frankfurt/Main, Germany. The arbitral tribunal consists of three arbitrators. The language of the arbitral proceedings is English. The arbitral tribunal shall allow multiple plaintiffs and defendants.

27.3
The time limitation (Verjährung) of all claims relating to the dispute brought to the attention of the chief executive officers is suspended (gehemmt) as of the referral to the respective CEOs for the duration of their talks; Sec. 203 BGB applies. In addition, nothing in this Clause 27 shall hinder any party from taking adequate action to hinder alleged claims from becoming time-barred.

28.	Miscellaneous

28.1
The Parties shall use their best efforts to ensure the implementation of the Transaction and all other measures contemplated by this Agreement, in particular, they will file the necessary changes with public registers. The Parties shall co-operate in good faith in all relevant matters. They shall support each other and co-ordinate all communications to authorities or to the public and provide each other with all information necessary in this context.

28.2
To the extent that the validity of the transfer of assets, contracts or liabilities require further actions of implementation the Seller Companies and the Purchaser Companies undertake to take these further actions of implementation.

28.3
Each Party bears its own costs and the costs of its advisers. Other transaction costs triggered by the conclusion or consummation of this Agreement and the Local Sale and Transfer Agreements including any possible transfer taxes shall, as between the Parties, be borne by the Purchaser. The Purchaser shall also bear the costs of any regulatory approval. The costs for the notarization of this Agreement and any other agreements that need to be notarized together with this Agreement and the Local Sale and Transfer Agreement shall up to an amount of EUR 50,000 be equally shared by the Sales Parties; any amount above EUR 50,000 shall be borne by the Purchaser alone. The costs for the translation of the Local Sales and Transfer Agreements regarding the Sales Businesses in the Ukraine, Italy, Russia, China, Slovakia and France from English into the relevant local language shall be equally split between Seller and Purchaser.

28.4	All Annexes to this Agreement constitute an integral part of this Agreement and any reference to this Agreement includes this Agreement and its Annexes as a whole.

28.5	This Agreement supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement. Side-letters to this Agreement do not exist.

28.6
In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement. Where a German term has been inserted in italics and / or brackets it alone and not the English term to which it relates shall be authoritative for the purpose of the interpretation of this Agreement.

28.7
No variation, supplement or replacement of this Agreement or any of its terms, including this provision, shall be effective unless in writing and signed by or on behalf of each Party, provided that no other form is required by any mandatory law.

28.8	“Business Days” (Werktage) referred to in this Agreement shall be any other day than Saturday and Sunday or public holidays in Esslingen, Germany.

28.9	“Bank Business Day” shall be any day on which banks both in Frankfurt am Main and Boston are open for general business.

28.10	This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

28.11
The Parties are not entitled to assign any rights or claims under this Agreement without the prior written consent of the relevant other Sales Party, except assignments to Affiliates of the respective assigning party to which they can assign without the prior consent of the other Parties.

28.12
If one or several provisions of this Agreement become invalid or unenforceable, the remaining provisions of the Agreement are not affected thereby, and instead of the invalid or unenforceable provision a provision applies which the Parties had chosen on entering into this Agreement in order to reach the economic effect of the provision to be replaced, if they had foreseen the invalidity or unenforceability. The foregoing applies accordingly to matters to which this Agreement is silent (Vertragslücken).

This Deed has been read out in the presence of the civil law notary to the persons appeared and was approved by them and signed by them and the civil law notary in their own hands as follows:
signed by (gezeichnet) Karl Peter Simon
signed by (gezeichnet) Niels Bjerregaard
signed by (gezeichnet) Thomas Christoffer Bobzin
signed by (gezeichnet) Dr. Daniel Weiß
signed by (gezeichnet) Karsten Kühnle
signed by (gezeichnet) Wolfgang Coutandin-Gerischer
civil law notary
L.S.